                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
             OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material under Rule 14a-12


                                LendingTree, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                       N/A
-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1) Title of each class of securities to which transaction applies: N/A

         (2)      Aggregate number of securities to which transaction applies:
                  N/A

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

         (4)      Proposed maximum aggregate value of transaction: N/A

         (5)      Total fee paid: N/A

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:  N/A

         (2)      Form, Schedule or Registration Statement No.:  N/A

         (3)      Filing Party:  N/A

         (4)      Date Filed:  N/A

                                LENDINGTREE, INC.

                          -----------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 24, 2001

                          -----------------------------

TO OUR STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LendingTree, Inc., a Delaware corporation ("LendingTree"), will be held on Thursday, May 24, 2001 at 9:00 a.m., local time, at the Ballantyne Conference Center, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277 for the following purposes:

         1.       To elect two members to our board of directors.

         2. To consider and vote upon a proposal to approve our 2001 Stock Incentive Plan.

         3. To consider and vote upon a proposal to approve the conversion terms and general voting rights of our 8% convertible preferred stock and the issuance of shares of our common stock upon the conversion of the 8% convertible preferred stock.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         We describe the above items in more detail in the attached proxy statement accompanying this notice. Only stockholders who owned our common stock at the close of business on April 2, 2001 may attend and vote at the meeting. You may view a list of the stockholders entitled to vote at the meeting during the ten days before the meeting at our principal executive offices located at 11115 Rushmore Drive, Charlotte, North Carolina 28277. The board of directors recommends a vote FOR each of the proposals.

         IT IS VERY IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING. EVEN IF YOU PLAN TO ATTEND THE MEETING, WE HOPE THAT YOU WILL PROMPTLY MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY USING THE ENCLOSED ENVELOPE. THIS WILL NOT LIMIT YOUR RIGHT TO ATTEND OR VOTE AT THE MEETING.

                                 By order of the board of directors.


                                 /s/ Douglas R. Lebda


                                 Douglas R. Lebda
                                 Chief Executive Officer


Charlotte, North Carolina
April 27, 2001

                                LENDINGTREE, INC.
                           --------------------------

                            PROXY STATEMENT FOR 2001
                         ANNUAL MEETING OF STOCKHOLDERS

                           --------------------------

                               GENERAL INFORMATION

INTRODUCTION

         Our board of directors is soliciting proxies for use at the 2001 Annual Meeting of Stockholders to be held Thursday, May 24, 2001 at 9:00 a.m., local time, at the Ballantyne Conference Center, 10000 Ballantyne Commons Parkway, Charlotte, North Carolina 28277, and at any adjournment thereof.


         This proxy statement, the proxy card and our 2000 annual report to stockholders are first being mailed on or about April 30, 2001 to all of our stockholders entitled to vote at the meeting. Our principal executive offices are located at 11115 Rushmore Drive, Charlotte, North Carolina 28277.


RECORD DATE

         Stockholders of record at the close of business on April 2, 2001 (the "record date") are entitled to notice of and to vote at the meeting. LendingTree has one series of common shares outstanding, designated common stock, $.01 par value. On the record date, 18,737,441 shares of our common stock were issued and outstanding and held of record by approximately 150 stockholders, excluding stockholders holding shares in nominee and "street" name. In addition, on the record date, 6,757,144 shares of our 8% convertible preferred stock were issued and outstanding and held of record by 17 stockholders.

REVOCABILITY OF PROXIES

         You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may do this by signing a new proxy card with a later date or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it.

VOTING

         Each share of common stock outstanding on the record date is entitled to one vote. Holders of our 8% convertible preferred stock will not have voting rights at the meeting.

SOLICITATION OF PROXIES

         LendingTree will pay the cost of this solicitation. We may reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or e-mail.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

         A majority of the LendingTree common stock that is outstanding on the record date, other than treasury shares, must be present in person or by proxy in order for there to be a quorum. Without a quorum, we cannot hold the meeting or transact business. Shares voted FOR or AGAINST a proposal count toward establishing a quorum and also count toward the results of the voting. An abstaining vote counts toward establishing a quorum, but its effect on the actual vote counts differs depending on the subject of the vote. In the election of directors, an abstaining vote is not counted and therefore has no effect on the election; however, in a vote on the other proposals to be considered at the meeting, an abstaining vote has the effect of a vote against the proposal. A broker non-vote counts toward establishing a quorum, but is not included in the tabulation of any voting results and therefore does not affect the outcome of any vote. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS


         If you want to submit a proposal to our stockholders at next year's annual meeting and you want the board of directors to consider including your proposal in our proxy statement for that meeting, we must receive your proposal at our principal executive offices no later than December 28, 2001. If you simply wish to have a proposal considered for submission at next year's annual meeting, in accordance with the advance notice requirement of our bylaws, we must receive your proposal at our executive offices no later than February 23, 2002. However, if next year's annual meeting is called for a date that is not within 30 days before or after May 24, 2002, we must receive notice of your request no later than the close of business on the 10th day following the date on which notice of the date of the annual meeting is mailed to stockholders or is publicly announced, whichever is earlier.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


         The following table provides information about the beneficial ownership of our common stock and our 8% convertible preferred stock as of March 31, 2001. We have listed each person that beneficially owns more than 5% of our outstanding common stock or preferred stock, each of our directors, each of our executive officers identified in the summary compensation table on page 30 and all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


         Common stock percentage ownership is based on 18,737,441 shares of common stock outstanding as of March 31, 2001. Preferred stock percentage ownership is based on 6,885,715 shares of preferred stock that will be outstanding following the closing of the purchase and sale of an additional 128,571 shares of our preferred stock to be completed on or before April 30, 2001. A total of 6,757,144 shares of our preferred stock were actually outstanding as of March 31, 2001. Shares of common stock issuable upon the exercise or conversion of options, warrants or shares of preferred stock that are currently exercisable or convertible or exercisable or convertible within 60 days of March 31, 2001 are deemed outstanding for the purpose of computing the common stock percentage ownership of the person holding such options, warrants or shares of preferred stock, but are not deemed outstanding for purposes of computing the common stock percentage ownership of any other person. Even though our 8% convertible preferred stock will not become convertible into shares of our common stock until the conversion terms are approved by our stockholders (which we expect to occur at the annual meeting), we have included shares of common stock issuable upon conversion of the preferred stock in calculating common stock ownership amounts.

         In connection with the sale of 6,757,144 shares of our 8% convertible preferred stock in March 2001, stockholders holding approximately 59% of our outstanding common stock entered into a voting agreement and executed irrevocable proxies pursuant to which these stockholders have agreed to vote their shares of common stock in favor of proposal three, which seeks approval of the conversion terms and general voting rights of our 8% convertible preferred stock and the issuance of our common stock upon conversion of the 8% convertible preferred stock. Under the voting agreement, these stockholders have also agreed to vote their shares of common stock in favor of proposal two, which seeks approval of our 2001 Stock Incentive Plan. By virtue of the voting agreement, and only for such time as the voting agreement is in effect, the parties to the voting agreement may be deemed to constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act and thereby may be deemed to be beneficial owners of all shares of 8% convertible preferred stock and common stock held by each member of the deemed group. The voting agreement will terminate immediately following the annual meeting if proposal three is approved by our stockholders. Each of the stockholders listed below that is a party to the voting agreement has disclaimed its membership in such group and, for purposes of Section 13(d) of the Exchange Act, has disclaimed beneficial ownership of any shares of 8% convertible preferred stock or common stock held by any party to the voting agreement other than itself.

                                                        COMMON                               PREFERRED
                                                         STOCK                                 STOCK
                                                     BENEFICIALLY         PERCENTAGE        BENEFICIALLY         PERCENTAGE
            NAME AND ADDRESS(1)                          OWNED             OF CLASS            OWNED              OF CLASS
            --------------- -                        ------------         ----------        ------------         ----------
Specialty Finance Partners (2)                         7,956,420             35.0%            4,000,000             58.1%
ULLICO(3)                                              2,271,604             11.9%                   --               --
GE Capital Residential Connections
   Corporation (4)                                     1,266,053              6.8%                   --               --
General Electric Capital Assurance
   Company (5)                                           316,514              1.7%                   --               --
The Goldman Sachs Group, Inc. (6)                      1,424,310              7.6%                   --               --
Zions Bancorporation (7)                               1,428,571              7.1%            1,428,571             20.7%
Capital Group International, Inc. (8)                  1,337,400              7.2%                   --               --
Douglas Lebda (9)                                      1,420,748              7.4%              200,000              2.9%
Keith Hall (10)                                          131,600                *                28,571                *
Stephen Campbell (11)                                     28,187                *                    --               --
Thomas Reddin (12)                                        73,536                *                    --               --
Richard Stiegler (13)                                     98,740                *                    --               --
Richard Field (14)                                     1,070,682              5.5%              200,000              2.9%
W. James Tozer, Jr. (15)                                 901,443              4.7%              300,000              4.4%
James Carthaus (16)                                       50,025                *                    --               --
Robert Kennedy (17)                                    2,271,604             11.9%                   --               --
Daniel Lieber (18)                                            --               --                    --               --
Dale Gibbons (19)                                      1,436,771              7.1%            1,428,571             20.7%
Robert Spass (20)                                             --               --                    --               --
Theodore W. Kheel(21)                                    213,413              1.1%              142,857              2.1%
All  executive  officers and directors
  as a group (18 persons)                             15,526,003             59.2%            6,157,142             89.4%

--------------

*        Less than one percent.

(1) Addresses are provided only for the beneficial owners of 5% or more of our common stock or preferred stock.

(2) Specialty Finance Partners, an affiliate of Capital Z Partners, is located at 54 Thompson Street, New York, New York. Specialty Finance Partners beneficially owns 7,956,420 shares of common stock, which includes 4,000,000 shares of common stock that will be issuable upon conversion of our 8% convertible preferred stock. Specialty Finance Partners has sole voting and dispositive power with respect to such shares. In addition, Specialty Finance Partners may be deemed to have the shared power to vote or direct the vote of 15,576,032 shares or 66.7% of the outstanding shares of common stock by virtue of its being party to the voting agreement. Capital Z Fund II, Capital Z L.P. and Capital Z Ltd. may be deemed to beneficially own 7,956,420 shares of our common stock by virtue of Specialty Finance Partners's beneficial ownership of shares of common stock and 8% convertible preferred stock discussed above. Each of Capital Z Fund II, Capital Z L.P. and Capital Z Ltd. has shared voting and dispositive power with respect to such shares. In addition, each of Capital Z Fund II, Capital Z L.P., and Capital Z Ltd. may be deemed to have shared voting and dispositive power with respect to 15,576,032 shares of common stock described above by virtue of Specialty Finance Partners being party to the voting agreement.

(3) The Union Labor Life Insurance Company, on behalf of its separate account P (ULLICO), is located at 111 Massachusetts Avenue, N.W., 8th Floor, Washington, D.C. ULLICO beneficially owns 2,271,604 shares of common stock, which includes 421,000 shares that are issuable upon exercise of currently exercisable warrants. ULLICO has sole voting and dispositive power with respect to all of such shares. In addition, as a result of the voting agreement, ULLICO may be deemed to have shared voting and dispositive power with respect to 15,997,032 shares or 67.3% of the outstanding shares of common stock.

(4) GE Capital Residential Connections Corporation (GECRCC) is located at 6601 Six Forks Road, Raleigh, North Carolina. GECRCC beneficially owns 1,266,053 shares of common stock. GECRCC has sole voting and dispositive power with respect to all of such shares. In addition, as a result of the voting agreement, GECRCC may be deemed to have shared voting and dispositive power with respect to 15,576,032 shares of common stock or 66.7% of the outstanding shares of common stock.

(5) General Electric Capital Assurance Company (GECAC) is located at 6604 West Broad Street, Richmond, Virginia. GECAC beneficially owns 316,514 shares of common stock. GECAC has sole voting and dispositive power with respect to all of such shares. In addition, as a result of the voting agreement, GECAC may be deemed to have shared voting and dispositive power with respect to 15,576,032 shares of common stock or 66.7% of the outstanding shares of common stock

(6) The Goldman Sachs Group, Inc. ("Goldman Sachs") is located at 85 Broad Street, New York, New York. Goldman Sachs beneficially owns 1,424,310 shares of common stock. Goldman Sachs has sole voting and dispositive power with respect to all of such shares. In addition, as a result of the voting agreement, Goldman Sachs may be deemed to have shared voting and dispositive power with respect to 15,576,032 shares of common stock or 66.7% of the outstanding shares of common stock. The shares beneficially owned by Goldman Sachs may also be deemed to be beneficially owned by Stone Street Fund 1999, L.P. and by Goldman, Sachs & Co. Goldman Sachs & Co. is the manager of the general partner of Stone Street Fund 1999, L.P., and Goldman Sachs & Co. is a wholly-owned subsidiary of Goldman Sachs.

(7) Zions Bancorporation is located at One South Main, Suite 1660, Salt Lake City, Utah. Zions Bancorporation beneficially owns 1,428,571 shares of common stock, all of which consists of shares of common stock that will be issuable upon conversion of our 8% convertible preferred stock.

(8) The information concerning beneficial ownership set forth above and in this note is derived from a Schedule 13G dated February 12, 2001. Capital Group International, Inc. is located at 11100 Santa Monica Blvd., Los Angeles, California. Capital Group International, Inc. beneficially owns 1,337,400 shares of common stock as a parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over such shares. Capital Group International, Inc. does not have voting or investment power over any of the shares. Capital Guardian Trust Company, a bank and a wholly-owned subsidiary of Capital Group International, Inc., beneficially owns the same 1,337,400 shares as a result of its serving as the investment manager of various institutional accounts.

(9) Mr. Lebda's business address is 11115 Rushmore Drive, Charlotte, North Carolina. Mr. Lebda beneficially owns 1,420,748 shares of common stock, which includes (a) 200,000 shares that will be issuable upon conversion of our 8% convertible preferred stock, (b) 173,648 shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days, (c) 589,820 shares held jointly with his spouse, (d) 88,900 shares held by a family trust and (e) 23,812 shares that are issuable upon the exercise of currently exercisable stock options held by his spouse. In addition, as a result of the voting agreement, Mr. Lebda may be deemed to have shared voting and dispositive power with respect to 15,749,860 shares of common stock or 67.3% of the outstanding shares of common stock. Dispositive power over all of Mr. Lebda's shares of common stock and preferred stock is subject to a pledge arrangement with LendingTree. See "Certain Relationships and Related Party Transactions - Officer Loans."

(10) Mr. Hall beneficially owns 131,600 shares of common stock, which includes (a) 28,571 shares that will be issuable upon conversion of shares of preferred stock to be purchased by Mr. Hall's IRA account on or before April 30, 2001, (b) 30,388 shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days and (c) an aggregate of 11,525 shares held by his spouse's IRA account and by trusts established for the benefit of members of Mr. Hall's family. Mr. Hall has sole voting and dispositive power with respect to all of such shares. In addition, as a result of the voting agreement, Mr. Hall may be deemed to have shared voting and dispositive power with respect to 15,617,945 shares of common stock or approximately 66.8% of the outstanding shares of common stock.

(11) Mr. Campbell beneficially owns 28,187 shares of common stock, which includes 26,787 shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days.

(12) Mr. Reddin beneficially owns 73,536 shares of common stock, which includes 71,436 shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days.

(13) Mr. Stiegler beneficially owns 98,740 shares of common stock, which includes 64,557 shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days.


(14) Mr. Field's address is 49 Locust Avenue, Suite 104, New Canaan, Connecticut. Mr. Field beneficially owns 1,070,682 shares of common stock, which includes (a) 85,714 shares that will be issuable upon the conversion of shares of preferred stock held by Mr. Field, (b) 114,286 shares that will be issuable upon the conversion of shares of preferred stock held in Mr. Field's IRA account, (c) 16,510 shares that are issuable upon the exercise of warrants that are currently exercisable or exercisable within the next 60 days and (d) 392,511 shares that are issuable upon the exercise of currently exercisable stock options. Mr. Field has sole voting and dispositive power with respect to all of such shares. In addition, as a result of the voting agreement, Mr. Field may be deemed to have shared voting and dispositive power with respect to 16,099,339 shares of common stock or approximately 67.4% of the outstanding shares of common stock.



(15) Mr. Tozer beneficially owns 901,443 shares of common stock, which includes (a) 200,000 shares that will be issuable upon conversion of shares of preferred stock held by Mr. Tozer's IRA account, (b) 100,000 shares that will be issuable upon the conversion of shares of preferred stock to be purchased by Mr. Tozer on or before April 30, 2001 and (c) 2,540 shares that are issuable upon the exercise of warrants held by Mr. Tozer's wife that are currently exercisable or exercisable within the next 60 days. Mr. Tozer has sole voting and dispositive power with respect to all of such shares. In addition, as a result of the voting agreement, Mr. Tozer may be deemed to have shared voting and dispositive power with respect to 15,582,570 shares of common stock or approximately 66.7% of the outstanding shares of common stock.


(16) Mr. Carthaus beneficially owns 50,025 shares of common stock, which includes 32,325 shares that are issuable upon the exercise of stock options that are currently exercisable or exercisable within the next 60 days.

(17) Amounts shown reflect shares owned by ULLICO. Mr. Kennedy disclaims beneficial ownership of all such shares.

(18)     Excludes shares owned by Specialty Finance Partners and its affiliates.

(19) Amounts shown include 1,428,571 shares of common stock and preferred stock beneficially owned by Zions Bancorporation. Mr. Gibbons is the Chief Financial Officer of Zions Bancorporation. Mr. Gibbons disclaims beneficial ownership of all such shares.

(20)     Excludes shares owned by Specialty Finance Partners and its affiliates.

(21) Amounts shown include 142,857 shares of preferred stock beneficially owned by the TASK Foundation, a family-owned, not-for-profit foundation of which Mr. Kheel is the President. Mr. Kheel disclaims beneficial ownership of all such shares. In addition, as a result of the voting agreement, Mr. Kheel may be deemed to have shared voting and dispositive power with respect to 15,718,889 shares of common stock or approximately 66.9% of the outstanding shares of common stock.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

DIRECTORS

         Our board of directors currently has eight members who are divided into three classes serving staggered terms of three years. In March 2001, the board was expanded from seven to eight members and Dale Gibbons was appointed as a Class III Director by the board of directors to fill the resulting vacancy. In April 2001, Adam Mizel resigned as a director of LendingTree, and Robert Spass was appointed by the board of directors to fill the vacancy created by Mr. Mizel's resignation. Currently, there are two Class I directors, three Class II directors and three Class III directors. The Class I directors are to be elected at the 2001 annual meeting. The Class II and III directors will be elected at our 2002 and 2003 annual meetings of stockholders, respectively. James Carthaus, an incumbent Class II director, has notified us that he intends to retire following the annual meeting of stockholders. Upon Mr. Carthaus's resignation, our board of directors intends to leave his seat open until it identifies an appropriate individual who is willing to serve as a director.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees for election as Class I directors named below, both of whom are currently directors. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who shall be designated by the board of directors to fill the vacancy. At this time we believe that the nominees will be able to serve as directors and will not decline to do so.

NOMINEES FOR CLASS I DIRECTORS

         Two Class I directors are to be elected at the meeting for a three-year term. The board of directors has nominated Richard Field and W. James Tozer, Jr. for re-election as Class I directors. Unless otherwise instructed, the persons named in the enclosed proxy intend to vote proxies received by them for the re-election of Messrs. Field and Tozer. Each elected director's term of office will continue until our 2004 annual meeting or until the director's successor has been elected and qualified.

INFORMATION CONCERNING THE NOMINEES AND INCUMBENT DIRECTORS

         The following sets forth certain information regarding the two nominees for election:

           NOMINEES FOR CLASS I DIRECTORS FOR A TERM EXPIRING IN 2004

         RICHARD FIELD (60) has been a director since August 1997. Mr. Field has been a private investor since May 1997. From 1978 until 1997, Mr. Field worked at The Bank of New York in various capacities, most recently as Senior Executive Vice President of Retail Banking and a member of its Policy Committee. Prior to 1978, Mr. Field served in various marketing capacities at Chase Manhattan Corporation and Citicorp. Mr. Field is also a former member of the Executive Committee of MasterCard International's board of directors and the former Chairman of MasterCard's U.S. board of directors.

         W. JAMES TOZER, JR. (60) has been a director since August 1997. Since 1990, Mr. Tozer has been the Managing Director of Vectra Management Group, a real estate firm. He is a former Senior Vice President of Citibank and a member of its Policy Committee, Senior Executive Vice President of Shearson Hayden Stone, Senior Executive Vice President of Marine Midland Bank and President of Prudential-Bache Securities. Until its sale in January 2001, he was Chairman of the Executive Committee of Draper Bank and Trust and was a co-founder of Vectra Bank of Colorado.

         The following sets forth certain information regarding the incumbent members of our board of directors:

                          INCUMBENT CLASS II DIRECTORS

         JAMES CARTHAUS (60) has been a director since December 1998. Since 1989, Mr. Carthaus has been the Chairman of a New York investment bank, Scott-Macon, Ltd. He is a former officer of Citibank, Vice President and senior lending officer of a predecessor of FleetBoston Financial and Executive Vice President and director of Shearson Lehman Brothers, where he headed the financial services division. Mr. Carthaus is currently a director and Chairman of the Investment Committee of The Franciscan Sisters of the Poor Foundation, Inc.

         ROBERT KENNEDY (65) has been a director since December 1998. Mr. Kennedy has been the Director of Special Projects of ULLICO, Inc. since 1994. Mr. Kennedy is currently a director of SuperShuttle International, Inc. and Perini Corporation and a member of the Advisory Board of Euclid Funds.

         DANIEL LIEBER (38) has been a director since September 1999. Mr. Lieber is a partner at Equifin Capital Management, an investment firm affiliated with Capital Z Partners, where he has worked since October 1998. Prior to joining Equifin, Mr. Lieber was a Senior Vice President at AT&T Capital. From 1995 to 1997, Mr. Lieber was a Senior Vice President with GE Capital Services, RFS Ventures Group. Between 1993 and 1995, he was employed as a Vice President in the Management Consulting Group at Bankers Trust.

                          INCUMBENT CLASS III DIRECTORS

         DOUGLAS LEBDA (31) founded LendingTree in June 1996. He has served as Chief Executive Officer and director since September 1998. Prior to that time, Mr. Lebda served as Chairman of the Board and President. Before founding LendingTree, Mr. Lebda was with Price Waterhouse in various capacities beginning in 1992.

         ROBERT A. SPASS (45) has been a director since April 2001. He has been Deputy Chairman of the Board and Director of Capital Z Management, L.L.C. and affiliated companies from 1998 to the present. Mr. Spass has also been a Partner of Capital Z Partners since 1998 and Managing Partner of Insurance Partners Advisors I, L.P., since 1994. Prior to joining Insurance Partners Advisors I, L.P., Mr. Spass was President and Chief Executive Officer of International Insurance Advisors, Inc. from 1990 to 1994. Mr. Spass is a director of Superior National Insurance Group, Inc. and certain subsidiaries, Ceres Group, Inc., Universal American Financial Corporation, USI Insurance Services Corp., Highlands Insurance Group, Inc., and Aames Financial, Corp.

         DALE GIBBONS (40) has been a director since March 2001, when he was elected in connection with the closing of the issuance and sale of our 8% convertible preferred stock. Mr. Gibbons has been the Chief Financial Officer of Zions Bancorporation since August 1996. Prior to joining Zions Bancorporation, Mr. Gibbons was a Senior Vice President of First Interstate Bancorp.

REQUIRED VOTE

         The two nominees receiving the most affirmative votes of the shares present or represented and entitled to vote will be elected as directors. Votes withheld from any director are counted in order to determine whether there is a quorum, but do not count for or against the election of any director.

         THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" EACH OF THE NOMINEES LISTED ABOVE.

BOARD MEETINGS AND COMMITTEES

         The board of directors held a total of 18 meetings during 2000, and no current director who served as a director during 2000 attended fewer than 75% of the aggregate number of the meetings of the board of directors and of all committees on which he served. The board of directors has an audit committee and a compensation committee. The board of directors does not have a nominating committee or any other committee performing such function.

         The audit committee, which currently consists of Messrs. Kennedy, Field and Lieber, provides assistance to our board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving our accounting, auditing, financial reporting and internal controls and legal compliance functions. The audit committee met four times during 2000.

         The compensation committee, which consisted of Messrs. Carthaus and Mizel during 2000 and currently consists of Messrs. Carthaus and Spass, is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. The compensation committee met eight times during 2000.

                                  PROPOSAL TWO

                      APPROVAL OF 2001 STOCK INCENTIVE PLAN

         We currently maintain our 1997, 1998 and 1999 Stock Incentive Plans in order to provide our key service providers with long-term, stock-based compensation. However, we anticipate that there shortly will be no further shares available for grant under the 1997, 1998 and 1999 plans because options to purchase most of the shares in those plans have previously been awarded.

         Therefore, in order for us to continue to have a program for providing long-term, stock-based compensation to our employees, officers, directors and consultants, our board of directors adopted on October 25, 2000, subject to stockholder approval, the 2001 Stock Incentive Plan of LendingTree, Inc. (the 2001 Stock Incentive Plan or the Plan). Stockholder approval of the Plan is necessary to satisfy (i) the requirements of Section 422 of the Internal Revenue Code (the Code) (related to "incentive stock options" or "ISOs" within the meaning of Code Section 422) and Section 162(m) of the Code (related to "performance-based compensation" that is exempt from the $1.0 million deduction limit described in more detail below) and (ii) the rules of the Nasdaq National Market.

DESCRIPTION OF THE 2001 STOCK INCENTIVE PLAN

         The following is a summary of the material terms of the 2001 Stock Incentive Plan. A copy of the 2001 Stock Incentive Plan is attached as Appendix A and the summary is qualified in its entirety by reference to the 2001 Stock Incentive Plan.

         General. The purpose of the 2001 Stock Incentive Plan is to promote our long-term growth and profitability by providing key people with incentives to improve stockholder value and to contribute to our growth and financial success and enable us to attract, retain and reward the best available persons for positions of substantial responsibility. A maximum of 4,000,000 shares of common stock has been reserved for issuance under the 2001 Stock Incentive Plan (including for issuance in connection with ISOs awarded under the 2001 Stock Incentive Plan), subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, stock split, merger, consolidation, combination, share repurchase or exchange or other similar corporate transaction or event. No participant may receive awards under the 2001 Stock Incentive Plan in any 12-month period relating to an aggregate of more than 4,000,000 shares. If an award granted under the 2001 Stock Incentive Plan expires or is terminated, surrendered or cancelled for any reason, the shares of common stock underlying the award will again be available for grant under the 2001 Stock Incentive Plan.

         Types of Awards. The following awards may be granted under the 2001 Stock Incentive Plan:

         - stock options, including incentive stock options and non-qualified stock options;

         -        restricted stock;

         -        phantom stock;

         -        stock bonuses; and

         -        other stock-based awards.

         Administration. The 2001 Stock Incentive Plan will generally be administered by the compensation committee of the board of directors. Our compensation committee has full authority, subject to the provisions of the 2001 Stock Incentive Plan, among other things, to determine the persons to whom awards will be granted, the type of award to be granted, the number of shares to be made subject to awards, the exercise price and other terms and conditions of the awards and to interpret the 2001 Stock Incentive Plan and prescribe, amend and rescind the rules and regulations relating to the 2001 Stock Incentive Plan. It is intended that the members of the compensation committee will be "non-employee directors" within the meaning of Section 16 under the Securities Exchange Act of 1934 and "outside directors" within the meaning of Code Section 162(m). The board of directors or the compensation committee may delegate to any of our senior management the authority to make grants of awards to our employees who are not executive officers or directors of LendingTree.

         Eligibility. Awards may be granted under the 2001 Stock Incentive Plan to employees, directors, including directors who are not employees, and consultants of LendingTree or any of our affiliates, as selected by the compensation committee. As of March 31, 2001, approximately 230 employees and directors were eligible to receive awards under the 2001 Stock Incentive Plan. We have not allocated any specific number of shares to be granted or covered by options under the Plan to any individual or any group of eligible persons. We have, however, issued options to purchase a total of 1,059,300 shares of common stock, subject to stockholder approval. See "Grants" below.

         Terms and Conditions of Options. Stock options granted under the 2001 Stock Incentive Plan may be either incentive stock options or non-qualified stock options. The exercise price of a stock option granted under the 2001 Stock Incentive Plan is determined by the compensation committee at the time the option is granted, but the exercise price per share of an incentive stock option may not be less than the fair market value per share of common stock on the date of grant. Stock options are exercisable at the times and upon the conditions that the compensation committee may determine, as reflected in the applicable option agreement. The exercise period will be determined by the compensation committee, but in the case of an incentive stock option, generally, the exercise period of an option may not exceed 10 years from the date of grant.

         The option exercise price must be paid in full at the time of exercise and may be payable by one or more of the following methods:

         -        in cash or cash equivalents;

         - the surrender of previously acquired shares of common stock that have been held by the participant for at least six months prior to the date of surrender;

         - if so determined by the compensation committee as of the grant date, authorization for LendingTree to withhold a number of shares otherwise payable pursuant to the exercise of an option; or

         - through a broker cashless exercise procedure approved by LendingTree.

         Our compensation committee may, in its sole discretion, authorize LendingTree to make or guarantee loans to a participant to assist the participant in exercising options.

         The compensation committee may provide at the time of grant of an option that the participant may elect to exercise all or any part of the option before it becomes vested and exercisable. If the participant elects to exercise all or part of a non-vested option, the participant will be issued shares of restricted stock which will become vested in accordance with the vesting schedule set forth in the original option agreement.

         Outside Director Options. Non-employee directors who beneficially own less than five percent of LendingTree's common stock (referred to as "outside directors") will be eligible for automatic grants of non-qualified options under the 2001 Stock Incentive Plan. Each outside director will be granted upon his or her first election or appointment to the board an option to purchase 15,000 shares of common stock. In addition, immediately following each annual stockholders meeting, each outside director then serving will be granted an option to purchase 5,000 shares of common stock. Each option granted under this program to an outside director will have an exercise price per share equal to the fair market value per share of our common stock on the date of grant and will become exercisable in full on the second anniversary of the date of grant, provided that the director is still serving as a director as of the vesting date. Each option granted to an outside director will expire on the tenth anniversary of the date of grant. The other terms of the options granted to outside directors will be consistent with the terms of options granted to other 2001 Stock Incentive Plan participants.

         Restricted Stock. The 2001 Stock Incentive Plan provides for awards of common stock that are subject to restrictions on transferability and other restrictions imposed by the compensation committee. Except to the extent restricted under the award agreement relating to the restricted stock, a participant granted restricted stock will have all of the rights of a stockholder (including voting rights).

         Phantom Stock. The 2001 Stock Incentive Plan provides for awards of phantom stock, which, upon vesting, entitle the participant to receive cash and/or shares of common stock (as determined by the compensation committee) equal in value to the fair market value of the number of shares subject to such award. Awards of phantom stock under the 2001 Stock Incentive Plan also accrue dividend equivalents during the period prior to payment that are also payable in cash or shares at the applicable payment date. Vesting of all or a portion of a phantom stock award may be subject to various conditions established by the compensation committee. Unless and until a participant receives actual shares in payment of the award, the participant does not have any voting rights.

         Stock Bonuses; Other Awards. The 2001 Stock Incentive Plan provides that awards of unrestricted shares of common stock may be granted to Plan participants at the discretion of the compensation committee. In addition, other awards valued in whole or in part by reference to, or otherwise based on, common stock may be granted either alone or in addition to other awards under the 2001 Stock Incentive Plan, in the compensation committee's discretion.

         Change in Control. In the event of a change in control, the time-vested portion of an outstanding award that is not vested or exercisable at the time of the change in control will become 50% vested and (in the case of options) exercisable. In addition to the automatic acceleration, the compensation committee will have the discretion to accelerate the vesting or exercisability of the remainder of any award granted under the 2001 Stock Incentive Plan.

         Termination of Employment. Unless otherwise determined by our compensation committee, the unvested portion of awards granted under the 2001 Stock Incentive Plan will immediately be cancelled upon termination of a participant's employment or service with LendingTree and, in the case of restricted stock purchased upon exercise of a non-vested option, the purchase price of such stock will be refunded. Unless otherwise determined by our compensation committee, the post-termination exercise period for stock options awarded under the 2001 Stock Incentive Plan will vary depending on the reason of termination as follows: (i) if a participant's employment or service terminates other than because of death, disability or retirement, all options that are exercisable at the time of termination may be exercised by the participant for no longer than 90 days after the date of termination; (ii) if a participant's employment or service terminates for cause, all options held by the participant will immediately terminate; (iii) if a participant's employment or service terminates as a result of death, all options that are exercisable at the time of death may be exercised by the participant's heirs or distributees for one year, provided that options granted to non-employee directors may provide for a post-death exercise period of up to three years; and (iv) if a participant's employment or service terminates because of disability or retirement, all options that are exercisable at the time of termination may be exercised for a period of one year immediately following termination. In no case may an option be exercised after it expires in accordance with its terms.

         Amendment, Termination of Plan. Our board of directors may modify or terminate all or any portion of the 2001 Stock Incentive Plan at any time, except that an amendment that requires stockholder approval in order for the 2001 Stock Incentive Plan to continue to comply with any law, regulation or stock exchange requirement will not be effective unless approved by our stockholders. No awards may be granted under the 2001 Stock Incentive Plan after the day immediately preceding the tenth anniversary of its adoption date.

         Code Section 162(m). Code Section 162(m) precludes a publicly held corporation from claiming a compensation deduction for compensation in excess of $1.0 million paid to the chief executive officer or any of the four most highly compensated officers other than the chief executive officer. This limitation does not apply, however, to qualified "performance-based compensation."

         Stock options granted under the 2001 Stock Incentive Plan that have an exercise price equal at least to fair market value at the date of grant should qualify as "performance-based compensation" under Section 162(m).

         In addition, the 2001 Stock Incentive Plan authorizes our compensation committee to make, or provide for the vesting of, awards of restricted stock and phantom stock that are conditioned on the satisfaction of certain performance criteria. For such awards intended to qualify as "performance-based compensation" under Section 162(m), our compensation committee will establish prior to or within 90 days after the start of the applicable performance period the applicable performance conditions. Our compensation committee may select from the following performance measures (the Performance Goals) for such purpose: (i) pre-tax income or after-tax income; (ii) operating profit; (iii) return on equity, assets, capital or investment; (iv) earnings or book value per share; (v) sales or revenues; (vi) operating expenses; (vii) common stock price appreciation; (viii) implementation or completion of critical projects or processes; (ix) increase in the volume of qualification forms completed or submitted, which goals may be expressed in terms of absolute numbers and/or as a percentage increase; (x) comparison of actual performance during a performance period against budget for such period; (xi) increase in the number of loans closed, which increase may be measured by type(s) of loan or in the aggregate;
(xii) growth of revenue, which growth may be expressed in terms of absolute numbers and/or as a percentage increase; or (xiii) reductions in expenses, which reductions may be expressed in terms of absolute numbers and/or as a percentage decrease; provided that with respect to clauses (xi) through (xiii), such achievement may be measured against budget for the same period.

         Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of LendingTree, a subsidiary or affiliate, or a division or strategic business unit of LendingTree, or may be applied to the performance of LendingTree relative to a market index, a group of other companies or a combination thereof, all as determined by the compensation committee. The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur. Each of the foregoing Performance Goals will be determined in accordance with generally accepted accounting principles, provided that the compensation committee will have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting LendingTree or any subsidiary or affiliate or the financial statements of LendingTree or any subsidiary or affiliate in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

         The Performance Goals and the related compensation formula for determining the awards or vesting of awards will be stated in the form of an objective, nondiscretionary formula, and the compensation committee will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards.

         Grants. Options to purchase a total of 1,059,300 shares of common stock have been issued to date under the 2001 Stock Incentive Plan, subject to stockholder approval. Each such option was granted with an exercise price equal to the fair market value of the common stock on the grant date. As of March 30, 2001, the fair market value of the common stock was $3.25 per share (based on the average of the highest and lowest price reported for such date).


         Stock options covering the following number of shares have been granted under the 2001 Stock Incentive Plan, subject to stockholder approval of the Plan, to (i) each of our named executive officers listed on page 30, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers as a group and (iv) all employees, including all current officers who are not executive officers, as a group:


         NAME AND POSITION                              NUMBER OF OPTIONS
         -----------------                              -----------------
         Douglas Lebda                                        160,000
         Keith Hall                                            35,000
         Stephen Campbell                                      35,000
         Thomas Reddin                                         65,000
         Richard Steigler                                      50,000
         Executive Group                                      467,200
         Non-Executive Director Group                               0
         Non-Executive Officer Employee Group                 592,100

         Messrs. Carthaus, Field and Tozer are the directors currently eligible to be granted options under the 2001 Stock Incentive Plan's outside director program for automatic grants of options. It is anticipated that Messrs. Carthaus, Field and Tozer will each be granted options to purchase 5,000 shares of common stock under this program during our current year. Our board of directors from time to time reviews industry information relating to director compensation and may adjust the number of options to be granted under this program in appropriate circumstances.

         Because the amount of benefits to be received by any 2001 Stock Incentive Plan participant (other than an outside director in connection with the outside director award formula described above) is determined by our compensation committee in its discretion, the amount of future benefits to be allocated to any person or group of persons under the 2001 Stock Incentive Plan in any particular year is not determinable.

FEDERAL INCOME TAX CONSEQUENCES

         Incentive Stock Options. Incentive stock options granted under the 2001 Stock Incentive Plan will be subject to the applicable provisions of the Internal Revenue Code, including Code Section 422. If shares of common stock are issued to an optionee upon the exercise of an ISO, and if no "disqualifying disposition" of such shares is made by such optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then
(i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (iii) upon sale of the shares of the common stock acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a capital gain (at varying rates depending upon the optionee's holding period in the shares and income level) and any loss sustained will be a capital loss, and
(iv) no deduction will be allowed to LendingTree for federal income tax purposes. If a "disqualifying disposition" of such shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the exercise price (the "bargain purchase element") and LendingTree will generally be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be taxable as capital gain to the holder (at varying rates depending upon such holder's holding period in the shares and income level), for which LendingTree will not be entitled to a federal tax deduction. Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

         Non-qualified Stock Options. With respect to non-qualified stock options (NQSOs) granted to optionees under the 2001 Stock Incentive Plan, (i) no income is realized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise, and LendingTree generally receives a tax deduction for the same amount, and (iii) on disposition, appreciation or depreciation after the date of exercise is treated as capital gain or loss and taxed at varying rates depending upon the holder's holding period in the shares and income level.

         Restricted Stock. Upon becoming entitled to receive shares at the end of the applicable restricted period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who elects under Code Section 83(b) within 30 days of the date of the grant will have ordinary income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon the sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restricted period expires. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on date of the grant as if the shares were then unrestricted and could be sold immediately. LendingTree generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

         Phantom Stock. A participant who is awarded phantom stock will not recognize income and LendingTree will not be allowed a deduction at the time the award is made. When a participant receives payment for phantom stock in cash or shares of common stock, the amount of the cash and the fair market value of the shares of common stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to LendingTree. However, if there is a substantial risk that any shares of common stock used to pay out earned phantom stock will be forfeited (for example, because the compensation committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, the participant can elect to make a Code Section 83(b) election as previously described. LendingTree can take the deduction at the time the income is recognized by the participant.

         THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION WITH RESPECT TO AWARDS UNDER THE 2001 STOCK INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH A PARTICIPANT MAY RESIDE.

REQUIRED VOTE

         The affirmative vote of the holders of a majority of our common stock present at our 2001 annual meeting in person or by proxy and entitled to vote is required to approve our 2001 Stock Incentive Plan. The holders of approximately 59% of our outstanding common stock have entered into a voting agreement and have executed irrevocable proxies pursuant to which they have agreed to vote their shares of common stock in favor of this proposal.

         THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" APPROVAL OF THE 2001 STOCK INCENTIVE PLAN.

                          BACKGROUND TO PROPOSAL THREE

         We have historically financed our operations through the sale of equity securities. On February 22, 2000, we completed the sale of 4,197,500 shares of our common stock in our initial public offering at $12.00 per share, raising approximately $44.9 million, net of offering expenses, underwriting discounts and commissions. Prior to our initial public offering, we raised capital to fund our operations through private placements of our equity securities.

         In September 2000, Capital Z Partners, our largest stockholder, purchased an equity rights certificate from us for $10 million. This equity rights certificate was initially exercisable for 1,253,918 shares of our common stock and warrants to purchase 225,000 shares of our common stock. According to its terms, the equity rights certificate was also exercisable instead for other of our securities or for different amounts of our securities based on the occurrence of certain events, including the 8% convertible preferred stock financing. See "Certain Relationships and Related Party Transactions" below.

         We have not yet achieved profitability and we have incurred significant losses since our inception. Our uses of cash and losses have resulted in part from the significant costs we have incurred for our advertising and marketing efforts to build and maintain brand awareness. We have also incurred significant costs for employment expenses related to the establishment of relationships with lenders, real estate brokers and other business partners and the development of our Lend-X technology, as well as for other general corporate purposes. Because we plan to continue to invest in these items, we anticipate that we will continue to incur losses and experience negative cash flow from operations throughout 2001. As of December 31, 2000, we had approximately $12.7 million in cash, cash equivalents and short-term investments. Of this amount, $5.1 million was restricted under an escrow account with our advertising agency.

         In light of our cash needs, we began exploring financing alternatives beginning in the late summer of 2000. As part of this process, we engaged Merrill Lynch Pierce Fenner & Smith, Incorporated as our financial advisor. Merrill Lynch contacted a number of potential investors, including certain of our significant stockholders, during late 2000 and early 2001 with respect to their interest in private financing transactions involving LendingTree.

         During January and February 2001, we negotiated term sheets and letters of intent relating to our 8% convertible preferred stock financing, a $24.0 million equity line with Paul Revere Capital Partners, Ltd. (Paul Revere), a $5.0 million revolving line of credit with the Union Labor Life Insurance Company, on behalf of its separate account P (ULLICO), and a $2.5 million revolving line of credit with the Federal Home Loan Mortgage Corporation (Freddie Mac). During February and the first week of March 2001, we negotiated the definitive documents related to these transactions. Our board of directors met five times during January and February 2001 and received reports from management on the status of Merrill Lynch's efforts and on the negotiations regarding the various financing transactions.

         On February 22, 2001, as negotiations with respect to the 8% convertible preferred stock financing, the ULLICO revolving line of credit and the other transactions were progressing, our board of directors created a special committee of disinterested directors to evaluate, negotiate and approve any proposed financing transactions due to the fact that a number of board members had a direct or indirect economic interest in one or more of the transactions that were being negotiated.

         On March 5, 2001, after consultation with its financial and legal advisors and with LendingTree's management, the special committee approved and recommended that our board of directors approve each of the 8% convertible preferred stock financing, the $24.0 million equity line with Paul Revere, the $5.0 million revolving line of credit with ULLICO and the $2.5 million revolving line of credit with Freddie

Mac. On March 5, 2001, following the special committee's recommendation, our board of directors approved each of these financing transactions. In approving the transactions, the special committee placed particular emphasis on LendingTree's immediate cash needs, Merrill Lynch's efforts at contacting potential investors and the current status of the capital markets, especially with respect to technology-oriented companies such as ours.

         On March 7, 2001, we entered into the definitive agreements with respect to each of these financing transactions. On March 20, 2001, the four financing transactions closed and we received cash proceeds of $13.0 million in connection with the sale of shares of our 8% convertible preferred stock. We have not yet borrowed under either revolving line of credit or sold any shares under the Paul Revere equity line. To the extent that we need additional amounts of cash, we presently intend to draw on the revolving lines of credit before selling any shares under the Paul Revere equity line. We will not be able to draw upon the equity line unless and until we file and have declared effective a registration statement with respect to the shares to be sold to Paul Revere pursuant to our common stock purchase agreement with Paul Revere. All proceeds we receive from these financing transactions are presently intended be used either for the continued development and implementation of our Lend-X technology, our advertising and marketing efforts or for general corporate purposes.

         Each of the four financing transactions is briefly summarized below:

         8% Convertible Preferred Stock. On March 7, 2001, we entered into a preferred stock purchase agreement pursuant to which we issued and sold on March 20, 2001 (i) 3,700,001 shares of our 8% convertible preferred stock for $13.0 million in cash and (ii) 200,000 shares of our 8% convertible preferred stock to our Chief Executive Officer with funds that he obtained from a $700,000 loan from us. In connection with this transaction, we received commitments from two other investors, including our Chief Financial Officer, to purchase an additional 128,571 shares on or before April 30, 2001 for a total consideration of $450,000 plus accumulated but unpaid dividends to the date of such closing. In conjunction with the closing of the 8% convertible preferred stock transaction, Capital Z Partners' equity rights certificate was converted into 2,857,143 shares of 8% convertible preferred stock at an effective conversion rate equal to $3.50 per share. No additional purchase price was required to be paid for the shares of 8% convertible preferred stock issued upon conversion of the equity rights certificate. The terms, conditions, restrictions and limits of this financing are more particularly described below in "Proposal Three - Approval of the Conversion Terms and General Voting Rights of Our 8% Convertible Preferred Stock and the Issuance of Shares of our Common Stock Upon Conversion Thereof."


         Equity Line. On March 7, 2001, we entered into a common stock purchase agreement with Paul Revere for the future issuance and sale of up to $24.0 million of our common stock. Under this arrangement, we, at our sole discretion, may exercise up to 24 drawdowns pursuant to which Paul Revere is obligated to purchase up to $24.0 million of our common stock at prices that will vary based on the market price of our common stock. In general, if we elect to sell shares under the facility, the minimum amount we may draw down at any one time is $100,000, and the maximum amount will be the greater of $1,000,000 or 20% of the weighted average price of our common stock for the 22 days prior to the date we request a drawdown multiplied by the total trading volume of our common stock for such 22 day period. We can make a drawdown request every 22 days if we choose to do so. The purchase price for the shares that are issued under the agreement will be equal to 95% of the volume-weighted average price of our common stock over the 22 day period following our drawdown request. The proceeds we receive from each drawdown will be reduced by a 4% fee payable to our placement agent and a $1,000 escrow fee. We will not be able to draw on the equity line, however, until we file and have declared effective a registration statement relating to shares of common stock to be sold to Paul Revere. In light of the Nasdaq National Market's requirements, the agreement with Paul Revere further provides that we may not issue more than 19.9% of our shares of common stock outstanding on March 20, 2001 without first obtaining stockholder approval for such excess issuance. As of March 20, 2001, we had a total of

18,737,441 shares of our common stock issued and outstanding, 19.9% of which would be 3,728,750 shares.

         ULLICO Revolving Line of Credit. On March 7, 2001, we entered into a two-year $5.0 million revolving credit agreement with ULLICO. Borrowings under the revolving credit agreement are secured by substantially all of our assets. Interest on borrowings accrues at 6% per annum in cash with additional interest payable in the form of 5-year warrants to purchase our common stock with an exercise price of $.01 per share. The number of warrants ULLICO will be entitled to receive is based on the average amount outstanding multiplied by 14% per annum and divided by $3.99. In addition, as a commitment fee, we issued ULLICO warrants to purchase 40,000 shares of our common stock with an exercise price of $.01 per share.

         Freddie Mac Revolving Loan. On March 7, 2001, we entered into a two-year $2.5 million revolving loan agreement with Freddie Mac and amended the terms of our existing software licensing arrangement with Freddie Mac. Interest on borrowings accrues at 10% per annum in cash with additional interest payable in the form of 5-year warrants to purchase our common stock with an exercise price of $.01 per share. The number of warrants Freddie Mac will be entitled to receive is based on the average amount outstanding multiplied by 10% per annum divided by $3.99. In addition, as a commitment fee, we issued Freddie Mac warrants to purchase 12,500 shares of our common stock with an exercise price of $.01 per share.

                                 PROPOSAL THREE

           APPROVAL OF THE CONVERSION TERMS AND GENERAL VOTING RIGHTS
             OF OUR 8% CONVERTIBLE PREFERRED STOCK AND THE ISSUANCE
              OF SHARES OF OUR COMMON STOCK UPON CONVERSION THEREOF

         This proposal is to approve the conversion terms and general voting rights of our 8% convertible preferred stock and the issuance of shares of our common stock upon conversion thereof. As described more fully below, we issued 6,757,144 shares of our 8% convertible preferred stock in March 2001. We are submitting this proposal to our stockholders so that they can approve the conversion terms and general voting rights of the 8% convertible preferred stock and the issuance of shares of our common stock upon conversion thereof. Because our common stock is listed on the Nasdaq National Market, we are required to comply with Nasdaq's requirements. These requirements prevent us from issuing securities convertible into 20% or more of our outstanding common stock or with 20% or more of our voting power in certain circumstances prior to obtaining stockholder approval. Because the preferred shares will be convertible into 20% or more of our common stock and will have more than 20% of our voting power, the conversion terms and general voting rights of our 8% convertible preferred stock will not be effective until we obtain the prior approval of our stockholders. If our stockholders approve this proposal, the 8% convertible preferred stock will become convertible into shares of our common stock and will be entitled to general voting rights, in each case as described below. If our stockholders do not approve the conversion terms by June 23, 2001, the dividend rate on the 8% convertible preferred stock will increase to 12% until such time as the conversion terms are approved by the stockholders. The holders of approximately 59% of our outstanding shares of common stock have entered into a voting agreement and have executed irrevocable proxies pursuant to which they have agreed to vote their shares of common stock in favor of this proposal.

INTRODUCTION

         On March 7, 2001, we entered into a preferred stock purchase agreement pursuant to which:

         - we issued and sold 3,700,001 shares of our 8% convertible preferred stock on March 20, 2001 to 17 investors for $13.0 million, or $3.50 per share, in cash;

         - we issued and sold 200,000 shares of our 8% convertible preferred stock to our Chief Executive Officer on March 20, 2001 with funds that he obtained from a $700,000 loan from us; and

         - we received commitments from two investors, including our Chief Financial Officer, to purchase an additional 128,571 shares of our 8% convertible preferred stock on or before April 30, 2001 for total consideration of $450,000, or $3.50 per share, plus accrued but unpaid dividends through that date.

         In addition, in connection with the closing on March 20, 2001, Capital Z Partners, our largest stockholder, converted its $10.0 million equity rights certificate into 2,857,143 shares of our 8% convertible preferred stock. Following these transactions, a total of 6,885,715 shares of our 8% convertible preferred stock will be outstanding. Assuming the conversion terms of the 8% convertible preferred stock are approved by our stockholders, these shares would initially be convertible, at the option of the holders, into an equal number of shares of our common stock. The shares of common stock initially issuable upon conversion of the 8% convertible preferred stock would represent approximately 36.7% of our common stock outstanding on April 2, 2001.

         Because our common stock is listed on the Nasdaq National Market, we are required to comply with Nasdaq's requirements. These requirements prevent us from issuing securities convertible into 20% or more of our outstanding common stock or with 20% or more of our voting power in certain circumstances prior to obtaining stockholder approval. Accordingly, the conversion terms and the general voting rights of the 8% convertible preferred stock are subject to the prior approval of our stockholders. The certificate of designations, preferences and rights pursuant to which the 8% convertible preferred stock was issued provides that:

         - each share of our 8% convertible preferred stock becomes convertible into shares of our common stock only after our stockholders approve these conversion terms; and

         - each share of our 8% convertible preferred stock has general voting rights with our common stock on an "as-converted" basis only after our stockholders approve these voting rights.

         In the preferred stock purchase agreement, we agreed to take all necessary actions to seek and obtain stockholder approval of the conversion terms and general voting rights of the 8% convertible preferred stock at our 2001 annual meeting of stockholders. The holders of approximately 59% of our outstanding shares of common stock have entered into a voting agreement and executed irrevocable proxies pursuant to which they have agreed to vote their shares of common stock in favor of this proposal. If for some reason the conversion terms of the 8% convertible preferred stock and the issuance of shares of our common stock upon conversion thereof are not approved by our stockholders by June 23, 2001, the dividend rate on the 8% convertible preferred stock will increase to 12% until such time as the conversion terms are approved.

MATERIAL TERMS OF OUR 8% CONVERTIBLE PREFERRED STOCK

         Title, Authorized Shares; Priority. There are 6,885,715 authorized shares of our series A 8% convertible preferred stock, of which 6,757,144 shares are currently issued and outstanding. The remaining 128,571 shares will be issued and outstanding following the second closing to be held on or before April 30, 2001. Our 8% convertible preferred stock ranks senior to our common stock and to any other classes or series of preferred stock the terms of which specifically provide that they are junior to our 8% convertible preferred stock ("junior securities") with respect dividend rights and with respect to rights upon liquidation, winding up or dissolution.

         Dividends. The holders of our 8% convertible preferred stock are entitled to receive dividends on the preferred stock equal to 8% of the stated value per share payable at our option:

         -        in cash on a quarterly dividend payment date; or

         - by an upward adjustment to the stated par value per share on a quarterly dividend payment date.

The stated value per share is equal to the original purchase price for the 8% convertible preferred stock of $3.50 per share, subject to adjustment for dividends that are not paid in cash. Dividends on the 8% convertible preferred stock are cumulative and accrue daily from the date of original issuance. Dividends are payable on the last day of March, June, September and December of each year, commencing June 30, 2001.

         The holders of common stock and other junior securities may not receive dividends or have their shares repurchased or redeemed unless the holders of the 8% convertible preferred stock approve the dividend, repurchase or redemption and all accumulated but unpaid dividends on the 8% convertible preferred stock have been paid.

         Redemption. The shares of 8% convertible preferred stock will be redeemable at our option for cash commencing on and after March 31, 2004 at a price per share equal to the product of the applicable percentage described below, multiplied by the then current stated value per share. The applicable percentage is initially 120% and declines to 105% ratably on a quarterly basis as follows:

                  Period                                                  Applicable Percentage
                  ------                                                  ---------------------
                  March 20, 2004 through June 30, 2004                            118.333%
                  July 1, 2004 through September 30, 2004                         116.666%
                  October 1, 2004 through December 31, 2004                       115.000%
                  January 1, 2005 through March 31, 2005                          113.333%
                  April 1, 2005 through June 30, 2005                             111.666%
                  July 1, 2005 through September 30, 2005                         110.000%
                  October 1, 2005 through December 31, 2005                       108.333%
                  January 1, 2006 through March 21, 2006                          106.666%
                  On and after March 21, 2006                                     105.000%

         We are required to redeem all shares of 8% convertible preferred stock that remain outstanding on March 20, 2006 at a price of 105% of the then current stated value per share. If we do not redeem the 8% convertible preferred stock on that date, the dividend rate will increase to 15% of the stated value per share for so long as such shares remain outstanding.

         Conversion. The shares of 8% convertible preferred stock are not convertible into shares of our common stock unless and until we receive the approval of our stockholders. If our stockholders approve this proposal, each share will be convertible following our annual meeting into the number of shares of common stock determined by dividing the then current stated value per share plus accrued but unpaid dividends by the conversion price. The conversion price is the initial purchase price of $3.50 per share, subject to adjustment from time to time as described in the section "Dilution and Price Protection" below. If our stockholders do not approve the conversion terms of the 8% convertible preferred stock at our annual meeting and we have not obtained such stockholder approval by June 23, 2001, the dividend rate on the 8% convertible preferred stock will increase to 12% until such time as our stockholders approve the conversion terms.

         Dilution and Price Protection. The shares of 8% convertible preferred stock are subject to protection from certain dilutive events. If any of these dilutive events occurs, the conversion price of the 8% convertible preferred stock will be adjusted in the manner described below. Dilutive events that would trigger an adjustment in the conversion price include the following:

         - the issuance of shares of common stock or common stock equivalents in financing transactions involving greater than $5.0 million in net proceeds to us before we have reported positive cash flow (as defined below) for any two consecutive fiscal quarters, in which case the conversion price would be adjusted as follows:

                  - if the net proceeds of such financing transactions are between $5.0 million and $10.0 million, the conversion price may be decreased to the net volume-weighted average purchase price per share of the common stock or common stock equivalents sold in such financings;

                  - if the net proceeds are greater than $10.0 million, the conversion price will be adjusted to the net volume-weighted average purchase price per share of the common stock or common stock equivalents issued in any dilutive transaction or series of dilutive transactions with proceeds equal to any $10.0 million that would yield the lowest net volume-weighted average purchase price per share; and

                  - in no such event, however, will the conversion price be reduced below $2.00 per share or increased above $3.50 per share.

         - stock dividends, subdivisions, splits or combinations, in which case the conversion price would be proportionately increased or decreased; and

         - mergers, consolidations, reorganizations or other similar business combinations or any other change of control event described in "Liquidation Preference" below that results in our common stock being changed into securities of another company or a sale of substantially all of our assets, in which case the conversion terms would be adjusted to provide the holders of our 8% convertible preferred stock with the right to convert their shares of preferred stock into the cash, securities or property that they would have been entitled to receive had they converted their preferred stock into common stock immediately prior to such transaction.

         Cash flow is generally defined to mean our consolidated net income determined in accordance with generally accepted accounting principles (but excluding extraordinary and non-recurring gains and extraordinary and non-recurring non-cash losses) plus the following items to the extent they were deducted:

         -        certain non-cash interest expenses;

         -        depreciation and certain amortization expenses;

         - all non-cash charges for compensation attributable to options, warrants and other equity instruments; and

         - certain paid-in-kind dividends and other non-cash dividends or equity-related charges.

         The dilution and price protection provisions described above do not extend to the following transactions:

         - any issuance of securities to our employees, officers, consultants or directors pursuant to employee benefit plans in the ordinary course of business;

         - any issuance of securities pursuant to the conversion or exercise of securities outstanding on or as of March 20, 2001;

         - any issuance of securities pursuant to the provisions described above providing dilution protection to the holders of our 8% convertible preferred stock;

         - any issuance of securities pursuant to the terms of our revolving credit facilities with ULLICO and Freddie Mac; and

         - any issuance of securities to business partners in transactions approved by the board of directors that do not have capital raising as their principal objective.

         General Voting Rights. The shares of 8% convertible preferred stock do not and will not have general voting rights unless and until we receive the approval of our stockholders, and will not vote on any of the matters to be voted on at the annual meeting. If our stockholders approve this proposal, each share of our 8% convertible preferred stock will vote together with our common stock on an "as-converted" basis on all matters that are presented to our common stockholders after the date of the annual meeting.

         Protective Provisions. So long as more than 1,377,143 shares of our 8% convertible preferred stock are outstanding, we cannot do any of the following without the prior approval of 68.5% of the shares of 8% convertible preferred stock then outstanding, voting separately as a class:

         - amend our certificate of incorporation or bylaws in a manner adverse to the holders of our 8% convertible preferred stock;

         - increase or decrease the authorized number of shares of our common or preferred stock;

         - authorize, create or issue any class or series of capital stock ranking senior to or on parity with our 8% convertible preferred stock in any respect;

         - repurchase, redeem or pay any dividends on any equity securities (other than on our 8% convertible preferred stock and repurchases pursuant to employee benefit plans);

         - subject our assets to any lien other than (i) liens in connection with revolving credit facilities or sales of accounts receivable in transactions approved by our board of directors or (ii) liens arising in the ordinary course of business that do not materially impair the value of the assets they encumber;

         - incur any indebtedness for borrowed money in excess of $10.0 million (other than in connection with revolving credit facilities approved by our board of directors);

         - issue any debt security or class or series of capital stock that is not common stock or convertible into or exercisable for common stock (a "non-equity security") or issue or become subject to any debt-type obligation, in either case, that bears an annual interest rate, dividend rate or yield greater than the six-month LIBOR rate plus 15%;

         - issue any non-equity security or issue or become subject to any debt-type obligation that provides for both:

                  - an annual interest rate, dividend rate or yield greater than the six-month LIBOR rate plus 10%; and

                  - the issuance of or the right to receive 1,000,000 or more shares of our common stock or any other class or series of our common or preferred stock that is not a non-equity security; and

         - increase the size of our board of directors to more than 10 directors.

         Preemptive Rights. Holders of our 8% convertible preferred stock have a preemptive right to acquire up to 50% of any equity securities that we propose to issue in the future on terms and conditions no less favorable than those that we offer to a third party. Each holder of preferred stock has the preemptive right to acquire his or her proportional share of such 50% amount (subject to increase for over-allotment if some holders do not fully exercise their rights).

         The following issuances of equity securities are not subject to the preemptive rights:

         - the issuance of securities to our employees, officers, consultants and directors pursuant to employee benefit plans in the ordinary course of business;

         - any issuance of securities upon the conversion of securities outstanding on or as of March 20, 2001;

         -        underwritten public offerings of securities;

         -        issuances of common stock under the Paul Revere equity line;

         - any issuance of securities as part of revolving credit facilities;

         -        any issuance of securities in connection with acquisitions;
                  and

         - any issuance of securities to business partners in transactions approved by our board of directors that do not have capital raising as their principal objective.

         Liquidation Preference. In the event LendingTree is liquidated or dissolves, the holders of our 8% convertible preferred stock will be entitled to receive a liquidation preference before any distributions may be made to holders of our common stock or any other junior securities. This liquidation preference will be equal to 105% of the then current stated value per share.

         In connection with certain change in control events, holders of our 8% convertible preferred stock may have the right at their option to:

         - treat the change in control event as a liquidation and receive the greater of (i) the liquidation preference described above or (ii) the consideration that they would have received if they had converted their shares of 8% convertible preferred stock into common stock immediately prior to the consummation of the change in control event;

         - require as a condition to any change of control transaction in which the consideration is other than cash that the counterparty to such transaction redeem the convertible preferred stock for a cash amount equal to the then current liquidation preference; or

         - continue to hold the convertible preferred stock in which case, the change of control event may result in or trigger an adjustment to the conversion price.

         These change in control events generally include:

         -        the sale of all or substantially all of our assets;

         - the consummation of a transaction in which any person or group, other than Capital Z Partners and its affiliates, becomes the owner of 50% or more of our voting stock;

         - during any period of two consecutive years, directors in office at the beginning of a period together with other directors approved by our board of directors cease to constitute a majority of our board; and

         - mergers or business combinations (other than certain mergers or business combinations in which holders of our voting securities hold the same voting power after the merger or business combination as they held before the transaction and mergers effected to change our jurisdiction of organization).

BOARD APPOINTMENT

         In the preferred stock purchase agreement, we agreed to increase the size of our board of directors from seven to eight members and to cause a representative of Zions Bancorporation to be nominated to fill the vacancy created by such increase. Zions Bancorporation purchased 1,428,571 shares of our 8% convertible preferred stock for a total purchase price of $5.0 million at the closing held on March 20, 2001. Effective March 20, 2001, our board of directors voted to increase its size from seven to eight members and Dale Gibbons was elected as Zions Bancorporation's nominee to fill the resulting vacancy.

VOTING AGREEMENT AND IRREVOCABLE PROXIES

         We have entered into a voting agreement with the holders of approximately 59% of our outstanding shares of common stock pursuant to which such persons have agreed to vote all of their voting securities in LendingTree in favor of:

         - the conversion terms and general voting rights of our 8% convertible preferred stock and any subsequent issuances of common stock upon conversion thereof; and

         -        the 2001 Stock Incentive Plan.

         In addition, all of the stockholders that executed the voting agreement also executed irrevocable proxies coupled with an interest, pursuant to which each of such stockholders irrevocably appointed and directed Keith Hall or Douglas Lebda or any other designee of LendingTree to vote all of the shares of common stock held by each of such stockholders in favor of the conversion terms and general voting rights of the 8% convertible preferred stock.

         Stockholders party to the voting agreement and irrevocable proxies include Specialty Finance Partners, Douglas Lebda, W. James Tozer, Jr., Richard Field, Keith Hall, Theodore Kheel, General Electric Capital Assurance Company, GE Capital Residential Connections Corporation, Stone Street Fund 1999, L.P., The Goldman Sachs Group, Inc. and the Union Labor Life Insurance Company, on behalf of its separate account P.

REGISTRATION RIGHTS AGREEMENT

         We have agreed to file a registration statement with the Securities and Exchange Commission by May 4, 2001 covering the resale of shares of our common stock issuable upon conversion of our 8% convertible preferred stock. We have agreed to thereafter use our best efforts to have the registration statement declared effective as soon as practicable after such filing and to keep it effective at all time until the earlier of (i) the sale of all of the shares of common stock covered by such registration statement and (ii) five years from the later of the date our stockholders approve the conversion terms of the 8% convertible preferred stock or the date the registration statement is declared effective.

         The registration rights agreement contains customary agreements regarding registration procedures, delay periods, registration expenses, indemnification and contribution and other matters.

CAPITAL Z EQUITY RIGHTS CERTIFICATE

         In connection with the first closing of the sale of our 8% convertible preferred stock on March 20, 2001, Capital Z Partners and certain of its affiliates converted their $10.0 million equity rights certificate into 2,857,143 shares of our 8% convertible preferred stock and had the exercise price of their commitment fee warrant to purchase 135,000 shares of our common stock adjusted from $7.975 per share to $3.762 per share. Specialty Finance Partners, an affiliate of Capital Z Partners, also purchased 1,142,857 shares of 8% convertible preferred stock for a total cash purchase price of $4.0 million at such closing. See "Certain Relationships and Related Party Transactions."

LOAN TO CHIEF EXECUTIVE OFFICER

         In connection with Douglas Lebda's purchase of 200,000 shares of our 8% convertible preferred stock, we entered into a promissory note and an amended and restated pledge agreement with him to provide him with a $700,000 loan and amend the terms of certain outstanding loans to Mr. Lebda. See "Certain Relationships and Related Party Transactions."

INTERESTS OF OUR DIRECTORS AND OFFICERS IN THE PREFERRED STOCK FINANCING

         The following table lists those investors in the financing transaction who are also directors and officers of LendingTree or who are affiliates of any such directors or officers and the number of shares of our 8% convertible preferred stock they purchased and the amount of their investment:

                                                       Shares of                 Amount of
        Investor                                    Preferred Stock             Investment
        --------                                    ---------------             ----------
Zions Bancorporation(1)                               1,428,571                 $5,000,000
Specialty Finance Partners(2)                         1,142,857                  4,000,000
Douglas Lebda                                           200,000                    700,000(3)
Richard Field                                           200,000                    700,000
W. James Tozer, Jr.(4)                                  300,000                  1,050,000
Keith Hall(5)                                            28,571                    100,000

--------------

(1) Dale Gibbons, a member of our board of directors, is the Chief Financial Officer of Zions Bancorporation.

(2) Specialty Finance Partners also acquired an additional 2,857,143 shares of preferred stock upon conversion of its $10.0 million equity rights certificate. Robert Spass and Adam Mizel are partners of Capital Z

         Partners and Daniel Lieber is a partner of Equifin Capital Management, an affiliate of Capital Z Partners. Messrs. Spass and Lieber are both members of our board of directors and Mr. Mizel was a member of our board of directors until his resignation in April 2001.

(3)      Paid with funds obtained from a loan from LendingTree.

(4) Mr. Tozer purchased 200,000 shares on March 20, 2001 through his IRA account and agreed to purchase an additional 100,000 shares at the closing to be held on or before April 30, 2001.

(5) Mr. Hall agreed to purchase such shares through his IRA account at the closing to be held on or before April 30, 2001.

STOCKHOLDER CONSIDERATIONS

         Because our common stock is listed on the Nasdaq National Market, we are required to comply with Nasdaq's requirements. These requirements prevent us from issuing securities convertible into 20% or more of our outstanding common stock or with 20% or more of our voting power in certain circumstances prior to obtaining stockholder approval. Accordingly, the conversion terms and the general voting rights of the 8% convertible preferred stock and the issuance of our common stock upon conversion thereof are subject to the prior approval of our stockholders.

         There are several factors that you should consider in evaluating whether to vote for or against this proposal. If our stockholders do not approve the conversion terms of the 8% convertible preferred stock at our annual meeting and such approval has not been obtained by June 23, 2001, the dividend rate on the 8% convertible preferred stock will increase to 12% and remain at 12% until such time as our stockholders approve the conversion terms. In addition, stockholders representing approximately 59% of our outstanding shares of common stock have executed a voting agreement and irrevocable proxies coupled with an interest, pursuant to which each such stockholder irrevocably appointed and directed Keith Hall or Douglas Lebda or any other designee of LendingTree to vote all of the shares of common stock held by each such stockholder in favor of the conversion terms and general voting rights of the 8% convertible preferred stock.

         Approval of the conversion terms and general voting rights provisions of the 8% convertible preferred stock and the issuance of our common stock upon conversion thereof will substantially dilute the voting interest of existing stockholders and could have an adverse effect on the market price of our common stock. The perceived risk of voting power dilution may cause our stockholders to sell their shares or engage in short selling, either of which would contribute to a downward movement in the price of our common stock.

OTHER

         Copies of the certificate of designations, preferences and rights of our 8% convertible preferred stock, the preferred stock purchase agreement and the registration rights agreement are attached as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission. Copies of these documents are available to stockholders without charge upon request to: Chief Financial Officer, LendingTree, Inc., 11115 Rushmore Drive, Charlotte, North Carolina 28277 (telephone no.: (704) 541-5351).

REQUIRED VOTE

         The affirmative vote of the holders of a majority of our common stock present at our 2001 annual meeting in person or by proxy and entitled to vote is required to approve the conversion terms and general voting rights of our 8% convertible preferred stock and the issuance of shares our common stock upon conversion thereof.

         THE BOARD UNANIMOUSLY RECOMMENDS VOTING "FOR" THE APPROVAL OF THE CONVERSION TERMS AND GENERAL VOTING RIGHTS OF OUR 8% CONVERTIBLE PREFERRED STOCK AND THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION THEREOF.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

         The table below sets forth certain compensation information for fiscal years 1999 and 2000 concerning our Chief Executive Officer and our four next most highly compensated executive officers (collectively, the Named Executive Officers).

                           SUMMARY COMPENSATION TABLE

                                                                      ANNUAL                      LONG TERM
                                                                   COMPENSATION                 COMPENSATION
                                                         -----------------------------------    ------------
                                                                                   OTHER         SECURITIES
                                                                                   ANNUAL        UNDERLYING
                 NAME AND                                 SALARY      BONUS     COMPENSATION       OPTIONS
            PRINCIPAL POSITION               YEAR           ($)        ($)          ($)              (#)
            ------------------               ----        --------    -------    ------------     -----------
Douglas Lebda                                2000         258,000    135,000     228,383(1)        418,749
   Chief Executive Officer                   1999         154,000    100,000            (2)        190,500

Thomas Reddin                                2000         218,000    141,000            (2)         65,000
   Senior Vice President and Chief           1999          11,000     65,000            (2)         28,749
    Operating Officer(3)

Keith Hall                                   2000         179,000    161,000      32,693(4)         73,100
   Senior Vice President, Chief Financial    1999          79,000     62,500            (2)        114,300
    Officer and Treasurer(5)

Richard Stiegler                             2000         191,000    100,000            (2)         88,099
   Senior Vice President and Chief           1999         120,000    122,000            (2)             --
    Technology Officer

Stephen Campbell                             2000         186,000    117,000            (2)        113,574
   Senior Vice President and Chief           1999          17,000     25,000            (2)         28,575
    Information Officer(6)

--------------

(1) Consists of an income tax gross-up paid to Mr. Lebda in connection with his exercise of non-qualified stock options to purchase 168,134 shares of our common stock. Excludes the amount realized by Mr. Lebda upon the exercise of such stock options. See "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" and "Certain Relationships and Related Party Transactions - Officer Loans."

(2) Such Named Executive Officer did not receive perquisites during the listed year in excess of 10% of his annual salary and bonus for such year.

(3)      Mr. Reddin joined LendingTree in December 1999.

(4) Consists of an income tax gross-up paid to Mr. Hall in connection with his exercise of a non-qualified stock option to purchase 12,260 shares of our common stock. Excludes the amount realized by Mr. Hall upon the exercise of such stock option. See "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values" and "Certain Relationships and Related Party Transactions - Officer Loans."

(5)      Mr. Hall joined LendingTree in June 1999.

(6)      Mr. Campbell joined LendingTree in March 1999.

OPTION GRANTS IN LAST FISCAL YEAR

         The table below summarizes the stock options granted during fiscal 2000 to each Named Executive Officer and the potential realizable value of each grant of options assuming annualized appreciation in our common stock at the rate of 5% and 10% over the term of the option.

                                                                                           Potential Realizable Value at
                               Number of       Percent of                                    Assumed Annual Rates of
                              Securities      Total Options                                 Stock Price Appreciation for
                              Underlying       Granted to       Exercise                             Option Term
                               Options        Employees in       Price     Expiration      -----------------------------
      Name                  Granted (#)(1)     Fiscal Year       ($/Sh)       Date           5% ($)            10% ($)
      ----                  --------------    ------------      --------   ----------      ---------         -----------
   Douglas Lebda              158,749(2)           5.3            9.25        1/7/10         923,487         2,340,296
                              100,000(3)           3.4           12.00       2/15/10         754,675         1,912,491
                              160,000(4)           5.4            2.80       12/6/10         281,242           712,722

   Thomas Reddin               65,000(5)           2.2            2.80       12/6/10         114,254           289,543

   Keith Hall                  38,100(6)           1.3            9.25        1/7/10         221,638           561,675
                               35,000(7)           1.2            2.80       12/6/10          61,522           155,908

   Richard Steigler            38,099(8)           1.3            9.25        1/7/10         221,632           561,660
                               50,000(9)           1.7            2.80       12/6/10          87,888           222,726

   Stephen Campbell            28,574(10)          1.0            9.25        1/7/10         166,223           421,241
                               50,000(11)          1.7            5.97       4/17/10         187,678           475,613
                               35,000(12)          1.2            2.80       12/6/10          61,522           155,908

--------------

(1) Each option vests in four equal annual installments beginning on the first anniversary of the date of grant.

(2) 13,752 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(3) All of the shares covered by the option will be subject to the rules for non-qualified stock options.

(4) 77 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(5) 16,289 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(6) 9,525 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(7) 4,350 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(8) 35,059 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(9) 12,786 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(10) 26,799 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(11) 5,699 of the shares covered by the option will be eligible for incentive stock option treatment, and the remainder of the shares will be subject to the rules for non-qualified stock options.

(12) All of the shares covered by the option will be subject to the rules for non-qualified stock options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The table below sets forth information related to the exercises of stock options during 2000 by each Named Executive Officer and the fiscal year-end number and value of unexercised stock options:

                                                         Number of Shares Underlying      Value of Unexercised In-the-
                                                             Unexercised Options                 Money Options
                           Shares                          At Fiscal Year-End (#)            At Fiscal Year-End (#)
                        Acquired On        Value        -----------------------------    -----------------------------
       Name             Exercise (#)   Realized ($)     Exercisable     Unexercisable    Exercisable     Unexercisable
       ----             ------------   ------------     -----------     -------------    -----------     -------------
Douglas Lebda             168,134        481,617          134,141          480,865          44,101            0
Thomas Reddin                  --             --           71,436          279,313               0            0
Keith Hall                 12,260         67,307           20,863          154,276               0            0
Richard Steigler               --             --           55,033           96,566          24,079            0
Stephen Campbell               --             --            7,143          135,006               0            0

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

         Douglas Lebda. We have an employment agreement with Douglas Lebda with a term commencing on September 2, 1999 and expiring on September 2, 2003, unless earlier terminated as provided under the agreement. In addition to providing for salary and benefits, Mr. Lebda's agreement provides for his participation in our bonus programs, with a maximum bonus opportunity equal to 50% of his salary, and for the grant of an initial option to purchase 190,500 shares of our common stock. This grant will be referred to later as the "initial option." In the event Mr. Lebda's employment is terminated by us either without cause or for bad performance, or if Mr. Lebda terminates his employment for good reason, Mr. Lebda is entitled to receive as severance pay a continuation of his then current base salary until the first anniversary of the effective date of termination, provided that the severance payments are to be reduced to the extent he receives any compensation from any subsequent employment during the one-year severance period.

         In the event Mr. Lebda's employment is terminated as a result of any merger, acquisition, share exchange or other business combination, Mr. Lebda is entitled to receive a lump sum payment in an amount equal to 12 months of his then current base salary.

         With respect to his stock options, in the event that Mr. Lebda's employment is terminated:

         -        by us without cause,

         -        by Mr. Lebda for good reason, or

         - as a result of a merger, acquisition, share exchange or other business combination,

Mr. Lebda's stock options will continue to vest in accordance with their vesting schedules in effect prior to termination and he will have a right to exercise the options for a period of 30 days following the final vesting date. In the event Mr. Lebda's employment is terminated for bad performance, the stock options granted to Mr. Lebda prior to the effective date of his employment agreement will vest in accordance with the schedule set forth in the agreement evidencing the initial option and he will have a right to exercise the options for a period of 30 days following the final vesting date. Mr. Lebda will be subject to a non-compete and non-solicitation covenant for one year following termination of his employment and will be required to give a general release to us in order to receive severance payments.

         Thomas Reddin. We have an employment agreement with Thomas Reddin with a term commencing on December 10, 1999. In addition to providing for salary, benefits and a fixed bonus for his first year of employment, Mr. Reddin's agreement provides for the payment of an annual discretionary bonus of up to 50% of his salary following the first anniversary of his employment with us. In the event Mr. Reddin's employment is terminated by us other than for cause, he is entitled to receive his then-current salary for one year, provided, that if he becomes employed elsewhere during that period, our obligation to continue salary payments will be reduced on a dollar-for-dollar basis by salary and bonus received from the subsequent employer. In addition, Mr. Reddin would be entitled to additional vesting of a pro-rata portion of the option tranche that would have vested on the next following anniversary of his employment, had he remained employed on that date. Any exercisable options held by Mr. Reddin at the time of such termination without cause will remain exercisable for 90 days thereafter. Mr. Reddin is subject to non-competition and non-solicitation covenants during his employment with LendingTree and he will be subject to such covenants during the one-year period following termination of his employment.

         Change of Control Arrangements. We have entered into employment continuity agreements with each of our named executive officers that provide for their continued employment with LendingTree for one year following certain change of control events. If any such executive's employment is terminated within one year of such change of control for reason other than death, disability or cause, or if any such executive resigns because of a constructive termination, he will be entitled to a lump sum payment equal to the sum of (1) his unpaid annual base salary and any accrued time off through the termination date, (2) his target annual bonus for the performance period in which the termination occurs, prorated for the number of days he actually worked during the performance period, (3) any amounts previously deferred by such executive under any non-qualified deferred compensation plan (together with earnings accrued thereon) and (4) an amount equal to two times the sum of the executive's then current base salary and bonus for the 12-month period before the termination date, reduced, in the case of Messrs. Lebda and Reddin, by the amount of any severance benefit payable to such executive under the terms of his employment agreement with us. In addition, each such executive's stock options under our 1999 Stock Incentive Plan or any similar plan or other arrangement would become immediately vested, any restricted stock, phantom stock unit, stock bonus or other stock award will become immediately vested and he and his family would continue to receive family welfare benefits for the remainder of the year.

DIRECTOR COMPENSATION

         Members of our board of directors are not paid director fees for their attendance at meetings of the board or any of its committees. All of our non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at board of directors or committee meetings. Under our 2001 Stock Incentive Plan, each non-employee director that beneficially owns less than 5% of our voting power will automatically be granted a non-qualified stock option for 15,000 shares upon his or her initial election to the board, and a non-qualified stock option for 5,000 shares immediately following each annual stockholders meeting. The terms of such options are set forth in more detail under "Proposal Two - Approval of 2001 Stock Incentive Plan."

         Our directors are eligible to participate in a deferred compensation program whereby a director may defer the income from any director's fees paid and from the exercise of stock options. Under that program, in the event of a change in control, we will be required to fund a so-called "rabbi trust" sufficient to pay the deferred compensation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The compensation committee of the board of directors currently consists of James Carthaus and Robert Spass. Adam Mizel served as a member of the compensation committee until his resignation from the board of directors in April 2001. Messrs. Spass and Mizel are both affiliated with Capital Z Partners. See "Certain Relationships and Related Party Transactions." None of Messrs. Carthaus, Spass or Mizel has ever been an officer or employee of LendingTree. No interlocking relationship exists between any member of our board of directors or our compensation committee and any members of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past, except that Messrs. Spass and Mizel participate in compensation decisions for Capital Z Partners.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

         Certain information regarding our executive officers is set forth below:

         DOUGLAS LEBDA (31) has served as Chief Executive Officer and a director since September 1998. Additional information about Mr. Lebda can be found above under "Proposal One - Election of Directors."

         THOMAS REDDIN (40) is Senior Vice President and Chief Operating Officer. From 1995 to 1999, he was Vice President, Consumer Marketing for Coca-Cola USA. Mr. Reddin was responsible for leading the strategy and all marketing activities for Coca-Cola. Prior to joining The Coca-Cola Company, Mr. Reddin spent 13 years with Kraft General Foods in various brand management capacities. Mr. Reddin joined LendingTree in December 1999.

         KEITH HALL (47) is Senior Vice President, Chief Financial Officer and Treasurer. From 1997 until 1999, Mr. Hall was the Chief Financial Officer of Broadway & Seymour, Inc., a software product and services firm. Beginning in 1995, Mr. Hall was the Chief Financial Officer of Legent Corporation, a software and services company. Between 1983 and 1995 Mr. Hall worked in various financial positions at United Technologies Corporation, including Chief Financial Officer at Carrier North America. Mr. Hall has been with LendingTree since June 1999.

         DAVID ANDERSON (35) is Senior Vice President of New Business Initiatives. From June 1998 until March 1999, Mr. Anderson worked in various capacities at American Management Systems, Inc., an international business and information technology consulting company, most recently as a senior principal. Mr. Anderson has been with LendingTree since March 1999.

         RICHARD STIEGLER (44) is Senior Vice President and Chief Technology Officer. From 1993 until 1997, Mr. Stiegler served as vice president of Advanced Technology at Greenwich Capital Markets. From 1987 until 1993, Mr. Stiegler was a Vice President at Morgan Stanley. Mr. Stiegler has been with LendingTree since November 1997.

         STEPHEN CAMPBELL (36) is Senior Vice President and Chief Information Officer. From 1987 until November 1999, Mr. Campbell worked in various capacities with American Management Systems Inc., an international business and information technology consulting company, most recently as the director of Software Development for the Consumer Financial Services Group. Mr. Campbell has been with LendingTree since November 1999.

         ROBERT J. FLEMMA, JR. (40) is General Counsel. From 1998 to 1999, Mr. Flemma was a private investor. From 1986 to 1997, Mr. Flemma was an attorney at Whyte Hirschboeck Dudek S.C., where he was a partner and the administrative head of the firm's consumer finance law team. Mr. Flemma joined LendingTree in October 1999.

         LORI COLLINS (40) is Senior Vice-President. Prior to joining LendingTree in February 2000, Ms. Collins was a Senior Vice President at Bank of America from 1996 to 2000, a Vice President at Fidelity Investments from 1991 to 1996 and a Director of Marketing for American Express Company from to 1986 to 1991.

         ERIC CUNLIFFE (55) is Senior Vice President of Realty Services, overseeing our real-estate operations and network. From 1996 to 2000, Mr. Cunliffe was Executive Vice President and, subsequently, President and Chief Operating Officer of HomeSpace, Inc. Mr. Cunliffe was Vice President of Norwest Mortgage, Inc. from 1994 to 1996 where he developed mortgage origination relationships with affinity groups and alternate, non-traditional mortgage loan sources. Prior to 1994, Mr. Cunliffe spent 18 years in various roles at US Mortgage (PHH/Cendant), including Executive Vice President.

         KIMBERLY GORSUCH-BRADBURY (40) is Vice President of Strategy and Corporate Development. Prior to joining LendingTree, Ms. Gorsuch-Bradbury worked at IBM Corporation from 1981 to 1999. In her most recent role, she led IBM's e-finance strategy consulting team as the Executive Consultant. In this role, she worked with IBM's customers to build and execute Internet-based business strategies. Ms. Gorsuch-Bradbury joined LendingTree in November 1999.

         ROBERT HARRIS (40) is Senior Vice President of Marketing. Prior to joining LendingTree in June 2000, Mr. Harris was a managing director of consumer marketing at The Coca-Cola Company from March 1997 to June 2000, where he was responsible for leading consumer strategy development and strategic alliance initiatives for retail operations with the United States. Prior to joining The Coca-Cola Company, Mr. Harris was employed by McCormick & Company from August 1986 to March 1997, where he was responsible for leading marketing and sales initiatives within the U.S. Consumer Products Group.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         Presented below is a line graph comparing the percentage change in the cumulative total shareholder return on LendingTree's common stock against the cumulative total return of the Nasdaq Stock Market Index and the Chase H&Q Internet Index for the period commencing February 16, 2000 (the date trading began in our common stock) and ending March 31, 2001.

         This graph assumes that $100 was invested in our common stock, in the Nasdaq Stock Market Index and the Chase H&Q Internet Index and that all dividends were reinvested.

                          [Graphical material omitted]

                                      2/16/2000       12/31/2000      3/31/2001
                                      ---------       ----------      ---------
         LendingTree                    $100            $16.67          $22.40
         NASDAQ                         $100            $57.77          $41.12
         Chase H&Q Internet Index       $100            $36.93          $20.86




              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


FINANCING TRANSACTIONS

         Capital Z Partners Equity Rights Transaction. In September 2000, Capital Z Partners purchased an equity rights certificate from us for approximately $10.0 million. This certificate was initially exercisable for 1,253,918 shares of our common stock (equivalent to $7.975 per share) and warrants to purchase 225,000 shares of our common stock with an initial exercise price of $7.975. The equity rights certificate contained anti-dilution and price protection provisions, including, among others, a provision that in the event we successfully consummated a series of subsequent financing transactions with aggregate proceeds of at least $15.0 million prior to June 30, 2001, the certificate could, at the election of Capital Z Partners, be exercised for $10.0 million of the type of securities issued to investors in the subsequent financing transaction, on the same terms and conditions as afforded investors in the subsequent financing. Capital Z Partners also received a commitment fee warrant to purchase 135,000 shares of our common stock, which expires on September 29, 2005 and had an initial exercise price of $7.975 per share, subject to adjustment in the event of a subsequent financing. In March 2001, upon the closing of our 8% convertible preferred stock financing, Capital Z Partners exercised its equity rights certificate for 2,857,143 shares of our 8% convertible preferred stock and the exercise price of the commitment fee warrant was reduced to $3.762 per share.

         8% Convertible Preferred Stock Transaction. In March 2001, we sold a total of 3,900,001 shares of our 8% convertible preferred stock for $13.7 million or $3.50 per share to Zions Bancorporation (1,428,571 shares), Specialty Finance Partners (1,142,857 shares), Douglas Lebda (200,000 shares), Richard Field (200,000 shares), W. James Tozer, Jr. (200,000 shares), and a group of eleven accredited investors (728,573 shares). We also received commitments from Keith Hall and W. James Tozer, Jr. to purchase an additional 28,571 and 100,000 shares, respectively, on or before April 30, 2001 for total consideration of $450,000 or $3.50 per share, plus accrued but unpaid dividends to the closing date. For more information on this transaction, see "Proposal Three - Approval of Conversion Terms and General Voting Rights of our 8% Convertible Preferred Stock and the Issuance of our Common Stock Upon the Conversion Thereof."

         ULLICO Revolving Line of Credit. On March 7, 2001, we entered into a two-year $5.0 million revolving credit agreement with ULLICO. Borrowings under the revolving credit agreement are secured by substantially all of our assets. Interest on borrowings accrues at 6% per annum in cash with additional interest payable in the form of 5-year warrants to purchase our common stock with an exercise price of $.01 per share. The number of warrants ULLICO will be entitled to receive is based on the average amount outstanding multiplied by 14% per annum divided by $3.99. In addition, as a commitment fee, we issued ULLICO warrants to purchase 40,000 shares of our common stock with an exercise price of $.01 per share. No amounts have been borrowed under this line of credit as of March 31, 2001.

OFFICER LOANS

         In February 2000, we granted Mr. Lebda an option to purchase 100,000 shares of our common stock at an exercise price equal to our initial public offering price of $12.00. This option was exercised in full prior to the commencement of trading of our common stock on the Nasdaq National Market. In connection with the exercise of this option, Mr. Lebda issued a full recourse promissory note to us for the full exercise price of this option of $1.2 million. The note was initially secured by all of the shares purchased pursuant to the option. The note bears interest at the "applicable federal rate" as defined in Section 1274(d) of the Internal Revenue Code, compounded annually. Interest on the unpaid principal balance, along with two equal principal installments, is due on January 31, 2004 and 2005, respectively.

         On February 9, 2000, Mr. Lebda and Keith Hall, our Chief Financial Officer and Senior Vice President, exercised options to purchase 68,134 and 12,260 shares of our common stock, respectively, at weighted average exercise prices of $3.93 and $5.51 per share, respectively. In connection with these option exercises and the payment of related income taxes, we loaned Messrs. Lebda and Hall $500,000 and $100,000, respectively, as permitted under our benefit plans. Each of these loans was originally evidenced by a full recourse promissory note bearing interest at the applicable federal rate, compounded annually, and secured by all of the shares purchased under the respective options. Interest on the unpaid principal balance of each note, along with three equal installments of principal, is due and payable on February 9, 2002, 2003 and 2004, respectively.

         In March 2001, in connection with the sale of the 8% convertible preferred stock, we entered into a promissory note and an amended and restated pledge agreement with Mr. Lebda to provide him with a $700,000 loan to acquire 200,000 shares of our 8% convertible preferred stock. This loan is to be repaid in two installments of $35,000 due on January 31, 2002 and 2003, respectively, and three installments of $210,000, plus interest on the outstanding balance, due on January 31, 2004, 2005 and 2006, respectively. Interest on the outstanding balance accrues at the applicable federal rate. To collateralize the loan, we have entered into an amended and restated pledge agreement with Mr. Lebda. This amended and restated pledge agreement amends and restates the existing pledge agreement discussed above and covers all three loans totaling $2.4 million. Under the amended and restated pledge agreement, we have a security interest in all of the shares of our common and preferred stock that he beneficially owns (other than 88,900 shares held through a family trust). Mr. Lebda is precluded from selling or transferring any of our securities or options or warrants to purchase any of our securities without our prior consent. The shares described above are the sole collateral securing the three loans for as long as Mr. Lebda remains our employee. If Mr. Lebda voluntarily terminates his employment other than for "good reason" or if we terminate his employment for "cause" (as those terms are defined in our employment agreement with Mr. Lebda), the loans will become full recourse.

RELATIONSHIPS AMONG THE COMPANY, DIRECTORS AND STOCKHOLDERS

         Robert Kennedy, a member of our board of directors, is the director of special projects of ULLICO, Inc.

         Daniel Lieber, a member of our board of directors, is a partner of Equifin Capital Management, an entity affiliated with Capital Z Partners.

         Adam Mizel, who served as a member of our board of directors until he resigned in April 2001, is a partner of Capital Z Partners.

         Robert Spass, a member of our board of directors, is a partner of Capital Z Partners.

         Dale Gibbons, who was elected to our board of directors in March 2001 to fill a vacancy created by expanding the board from seven to eight members, is the Chief Financial Officer of Zions Bancorporation.

                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The following is the report of the compensation committee of our board of directors with respect to the compensation paid to our executive officers during 2000.

         Compensation Philosophy. Our philosophy in setting our compensation policies for executive officers is to maximize stockholder value over time. The primary goal of the executive compensation program is therefore to closely align the interests of the executive officers with those of our stockholders. To achieve this goal, we attempt to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to our long-term success, motivate individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a significant portion of the executive's total compensation at risk, tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in LendingTree.

         Executive Compensation. The compensation program for our executive officers consists of three basic components: (i) base salary, (ii) annual cash incentive awards and (iii) long-term stock incentive awards.


                  Base Salary. Except to the extent otherwise provided for under an employment agreement, the compensation committee annually reviews and establishes the level of base salaries for our executive officers based upon competitive compensation data for similarly situated companies in the internet industry, as well as the executive's job responsibilities, level of experience, individual performance and contribution to our business. Executive officer salaries have been targeted at or above the average rates paid by competitors to enable us to attract, motivate, reward and retain highly skilled executives. In order to evaluate LendingTree's competitive position in the internet industry, the compensation committee reviewed and analyzed the compensation packages, including base salary levels, offered by other companies in both the internet industry and other industries (such companies include some, but not all, of the companies included in the peer group index in the performance graph on page 36 above). The competitive information was obtained from surveys prepared by a national consulting company. In making base salary decisions, the compensation committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor.


                  Annual Cash Incentive Awards. The compensation committee awards annual cash incentive compensation pursuant to the LendingTree, Inc. Management Incentive Plan (the MIP). Under the MIP, the compensation committee establishes an award formula for a year for each executive officer based on the achievement of various financial performance factors or other specific goals. The actual award formula for a year may vary among the executive officers. The target award is established as either a dollar amount or a percentage of base salary, although no award may exceed 150% of an executive officer's base salary. Actual performance at 100% of the target performance goal will generally result in an annual incentive award equal to the target amount, with actual performance between 80% and 100% of the target performance goal producing a lower award and actual performance between 100% and 150% of the target performance goal producing a larger award. Generally, no amount will be payable under the MIP if actual performance is less than 80% of the target performance goal.

                  Long-Term Stock Option Incentives. LendingTree provides its executive officers with long-term incentive compensation through grants of stock-based awards, especially stock options, under the 1997, 1998 and 1999 Stock Incentive Plans and (if approved by our stockholders) under the 2001 Stock Incentive Plan. The compensation committee believes that stock options provide executive officers with the opportunity to purchase and maintain an equity interest in LendingTree and to share in the appreciation of the value of our common stock, thereby motivating our executive officers to maximize long-term stockholder value. The options also utilize vesting periods that encourage our executive officers to continue in the employ of LendingTree. All options granted to executive officers in 2000 were granted at an exercise price that was equal to the fair market value of our common stock on the date of grant. The compensation committee considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of long-term strategic performance goals, as well as the nature and amount of any long-term incentives that have previously been granted to an executive officer. The compensation committee also considers data gathered on competitive practices at other companies as described in the "Base Salary" section above.


         Compensation for the Chief Executive Officer. Effective September 2, 1999, LendingTree entered an employment agreement with Douglas Lebda, our Chief Executive Officer. All aspects of Mr. Lebda's 2000 compensation as Chief Executive Officer are governed by this employment agreement. See "Executive Compensation and Other Matters -- Employment Agreements and Change of Control Arrangements." The compensation committee and the board of directors approved Mr. Lebda's employment agreement after a detailed review of competitive compensation data for chief executive officers in similarly situated companies in the internet-based, services-provider industry (including some, but not all, of the companies included in the peer group index in the performance graph on page 36 above) and after extensive discussion of Mr. Lebda's qualifications. In settling on the final compensation amounts, the compensation committee and the Board focused on the importance of appointing a chief executive officer who could provide the leadership necessary to improve our competitiveness and profitability. In particular, in February 2000 in connection with our initial public offering, the compensation committee determined to increase Mr. Lebda's annual rate of base salary to $260,000 based on the committee's analysis of a national consulting company compensation study in order to provide Mr. Lebda with a market base salary level as compared with competitor businesses. Based on the analysis of that study, the compensation committee also determined to award Mr. Lebda stock options as described in the Option Grants in Last Fiscal Year table on page 31 above. Pursuant to the employment agreement and MIP, the compensation committee awarded Mr. Lebda an annual cash incentive for 2000 based on the attainment of the financial performance goals approved for purposes of that award. In particular, the compensation committee noted that actual revenue for the year exceeded budget by over 20%. In addition, LendingTree loaned Mr. Lebda a total of $1.7 million during 2000 in connection with the exercise of stock options and the payment of related income taxes, as discussed under the caption "Certain Relationships and Related Party Transactions - Officer Loans."


         Section 162(m). The compensation committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to LendingTree's executive officers. Section 162(m) generally disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the named executive officers, unless compensation is performance-based. LendingTree has adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m).


                                    James Carthaus, Chairman
                                    Robert Spass

                             AUDIT COMMITTEE REPORT

         The audit committee's purpose is to provide assistance to the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. A full description of the audit committee's roles and responsibilities is contained in the Audit Committee Charter, which is attached to this proxy statement as Appendix B.

         During 2000, the audit committee was composed of Messrs. Kennedy, Field and Lieber, each of whom is "independent" under Rule 4200(a)(14) of Nasdaq's listing standards. The audit committee met four times during 2000.

         During the past year, among the other duties and activities that it performed, the audit committee of the board of directors has:

         - Reviewed and discussed our 2000 financial statements with management and representatives of PricewaterhouseCoopers LLP, our independent public accountants;

         - Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90; and

         - Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board Standard No. 1, and discussed with
                  PricewaterhouseCoopers LLP its independence.

         In reliance on the review, discussions and disclosures referred to above, the audit committee recommended to the board of directors that our audited financial statements for 2000 be included in our Annual Report on Form 10-K for the year ended December 31, 2000.

                                              Robert Kennedy, Chairman
                                              Richard Field
                                              Daniel Lieber

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires our executive officers, directors and certain persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such executive officers, directors and greater than ten percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us and written representations from the reporting persons, we believe that during 2000 all such forms were filed on a timely basis, except as described below. On an amended Form 5 for the fiscal year ended December 31, 2000, Eric Cunliffe reported two transactions that had not previously been reported on a timely basis, and on an amended Form 4 for June 2000, W. James Tozer, Jr. reported one transaction by his spouse that had not previously been reported on a timely basis.

                              INDEPENDENT AUDITORS

      PricewaterhouseCoopers LLP, independent public accountants, audited our financial statements for 2000 and for each fiscal year since 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of stockholders with an opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions. The board of directors will defer the selection of independent accountants for 2001 until after the annual meeting of stockholders. The audit committee of the board of directors will then consider the engagement of independent public accountants to audit our financial statements for 2001 and will make its recommendation to the board of directors for final approval. The audit committee has considered whether the provision of services by PricewaterhouseCoopers LLP other than the audit of our financial statements for 2000 and the review of our quarterly financial statements for 2000 is compatible with maintaining PricewaterhouseCoopers LLP's independence.

         Audit Fees. PricewaterhouseCoopers LLP billed us $190,522 for professional services rendered for the audit of our annual financial statements for 2000 and reviews of the financial statements included in our quarterly reports on Form 10-Q filed during 2000.

         Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers LLP rendered no professional services to us for the design and implementation of financial information systems during 2000.

         All Other Fees. PricewaterhouseCoopers LLP billed us $328,971 for all professional services rendered during 2000 other than audits, reviews and financial information systems design and implementation, generally including services related to our initial public offering, due diligence and tax services.

                                  OTHER MATTERS

         We know of no other matters to be submitted or considered at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our board of directors may recommend.

                                                                      APPENDIX A


                            2001 STOCK INCENTIVE PLAN
                              OF LENDINGTREE, INC.

1.       PURPOSE AND TYPES OF AWARDS

         The purpose of the 2001 Stock Incentive Plan of LendingTree, Inc. (the "Plan") is to promote the long-term growth and profitability of LendingTree, Inc. (the "Company") by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility.

         The Plan permits the granting of Options (including Incentive Stock Options), Restricted Stock, Phantom Stock Units, Stock Bonuses and Other Stock-Based Awards.

2.       DEFINITIONS

         Under the Plan, except where the context otherwise indicates, the following definitions apply:

         (a) "Affiliate" shall mean any entity, whether now or hereafter existing, that controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, "control" shall mean ownership of 50% or more of the voting power of the entity.

         (b) "Award" shall mean any Option, Restricted Stock, Phantom Stock Unit, Stock Bonus or Other Award granted under the Plan.

         (c) "Award Agreement" shall mean a written agreement between the Company and a Grantee memorializing the terms and conditions of an Award granted pursuant to the Plan.

         (d)      "Board" shall mean the board of directors of the Company.

         (e) "Cause" shall mean, unless the Grantee is a party to a written employment agreement with the Company or an affiliate which contains a definition of "cause," "termination for cause" or any other similar term or phrase, in which case "Cause" shall have the meaning set forth in such agreement: (i) any substantiated act by the Grantee involving dishonesty or bad faith against the Company or an affiliate, or any act or omission that demonstrates a lack of integrity of Grantee with respect to the Company or an affiliate; (ii) the Grantee engaging in acts or omissions that demonstrably and materially injure the business and affairs of the Company or an affiliate, monetarily or otherwise; (iii) a breach or threatened breach by the Grantee of any non-competition or confidentiality agreement entered into between Grantee and the Company or its affiliate; (iv) the chronic use of alcohol, drugs or other similar substances affecting the Grantee's work performance; or (v) the Grantee being convicted of, or pleading guilty or no lo contendere to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude. The good faith determination by the Committee of whether a Grantee's employment or service relationship was terminated by the Company for `Cause' shall be final and binding for all purposes hereunder.

         (f) "Change in Control" shall mean (i) the acquisition by any Person of shares of the Company's stock representing more than 50.0% of the total voting power of the Company; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; (iii) any merger, share exchange, consolidation or other reorganization or business combination in which the Company is not the surviving or continuing corporation or in which the Company's stockholders do not control greater than 50.0% of the voting power of the surviving or continuing corporation, or in which the Company's stockholders become entitled to receive cash, securities of the Company other than voting common stock, or securities of another issuer; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50.0% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

         (g) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

         (h) "Committee" shall mean the Board or committee of Board members appointed pursuant to Section 3 to administer the Plan.

         (i) "Common Stock" shall mean shares of the Company's common stock, par value one cent ($0.01) per share.

         (j) "Disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Committee may require such proof of Disability as the Committee in its sole discretion deems appropriate and the Committee's determination as to whether Grantee is Disabled shall be final and binding on all parties concerned.

         (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (l) "Fair Market Value" of a share of the Common Stock for any purpose on a particular date shall be determined in a manner such as the Committee shall in good faith determine to be appropriate; provided, however, that in the case of Incentive Stock Options, the determination of Fair Market Value shall be made by the Committee in good faith in conformance with the Treasury Regulations under Section 422 of the Code.

         (m) "Grant Date" shall mean the date on which the Committee formally acts to grant an Award to a Grantee or such other date as the Committee shall so designate at the time of taking such formal action.

         (n) "Grantee" shall mean a person granted an Award pursuant to the Plan.

         (o) "Incentive Stock Option" shall mean an Option that is an `Incentive Stock Option' within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

         (p) "Issue Date" shall mean the date established by the Committee on which certificates representing Restricted Stock shall be issued by the Company pursuant to the terms of Section 7(a).

         (q) "Non-Qualified Option" shall mean an Option other than an Incentive Stock Option.

         (r) "Option" shall mean an option to purchase Common Stock granted pursuant to Section 6.

         (s) "Other Stock-Based Award" shall mean an award granted pursuant to Section 10.

         (t) "Outside Director" shall mean each Director who is not an employee or executive officer of the Company and who is the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of less than five percent of the combined voting power of the Company.

         (u) "Parent" shall mean a corporation, whether now or hereafter existing, within the meaning of the definition of `parent corporation' provided in Section 424(e) of the Code, or any successor thereto of similar import.

         (v) "Performance Goals" shall mean performance goals determined by the Committee in its sole discretion. Such goals may be based on one or more or none of the following criteria: (i) pre-tax income or after-tax income, (ii) operating profit, (iii) return on equity, assets, capital or investment, (iv) earnings or book value per share, (v) sales or revenues, (vi) operating expenses, (vii) Common Stock price appreciation; (viii) implementation or completion of critical projects or processes; (ix) increase in the volume of qualification forms completed or submitted, which goals may be expressed in terms of absolute numbers and/or as a percentage increase; (x) comparison of actual performance during a performance period against budget for such period; (xi) increase in the number of loans closed, which increase may be measured by type(s) of loan or in the aggregate; (xii) growth of revenue, which growth may be expressed in terms of absolute numbers and/or as a percentage increase; or (xiii) reductions in expenses, which reductions may be expressed in terms of absolute numbers and/or as a percentage decrease; provided that with respect to clauses (xi) through (xiii), such achievement may be measured against budget for the same period. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur. Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

         (w) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         (x)      "Phantom Stock" shall mean the right, granted pursuant to
                  Section 8, to receive in cash or shares the Fair Market Value of a share of Common Stock.

         (y) "Restricted Stock" shall mean a share of Common Stock which is granted pursuant to the terms of Section 7 and which is subject to the restrictions set forth in Section 7(c).

         (z) "Retirement" shall mean termination of a Grantee's employment or service, other than for Cause, on or after attainment of age 65.

         (aa) "Rule 16b-3" shall mean Rule 16b-3 as in effect under the Exchange Act on the effective date of the Plan, or any successor provision prescribing conditions necessary to exempt the issuance of securities under the Plan (and further transactions in such securities) from Section 16(b) of the Exchange Act.

         (bb) "Stock Bonus" shall mean a bonus payable in shares of Company Stock granted pursuant to Section 9.

         (cc) "Subsidiary" and "Subsidiaries" shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of `subsidiary corporation' provided in Section 424(f) of the Code, or any successor thereto of similar import.

         (dd) "Ten Percent Stockholder" shall mean a Grantee who owns (within the meaning of Section 422(b)(6) of the Code, after the application of the attribution rules in Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company, or its Parent or Subsidiary corporations.

         (ee) "Vesting Date" shall mean the date established by the Committee on which Restricted Stock or Phantom Stock may vest.

3.       ADMINISTRATION

         (a) Procedure. The Plan shall be administered by the Board. In the alternative, the Board may appoint a Committee consisting of not less than two members of the Board to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe. The members of the Committee shall be both "non-employee directors" within the meaning of Rule 16b-3 and, to the extent that the Board has resolved to take actions necessary to enable compensation arising with respect to Awards under the Plan to constitute performance-based compensation for purposes of Section 162(m) of the Code, "outside directors" within the meaning of Section 162(m) of the Code. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. The Board or the Committee may delegate to senior management of the Company authority to make grants of Awards to employees of the Company who are not executive officers or directors of the Company. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and, thereafter, directly administer the Plan. In the event that the Board is the administrator of the Plan in lieu of a Committee, the term "Committee" as used herein shall be deemed to mean the Board.

         The Committee shall meet at such times and places and upon such notice as it may determine. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Committee shall be valid acts of the Committee.

         Members of the Board or the Committee who are either eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an Award to him or her.

         (b) Powers of the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Award Agreements evidencing such Awards and establish programs for granting Awards. The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:

                  (i) determine the eligible persons to whom, and the time or times at which, Awards shall be granted;

                  (ii)     determine the types of Awards to be granted;

                  (iii) determine the number of shares to be covered by each Award;

                  (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate;

                  (v) modify, extend or renew outstanding Awards, accept the surrender of outstanding Awards and substitute new Awards;

                  (vi) accelerate or otherwise change the time in which an Award may be exercised or become payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any Grantee's employment or service; and

                  (vii) to establish objectives and conditions, if any, for earning the grant of an Award.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable and to interpret same, all within the Committee's sole and absolute discretion.

         (c) Limited Liability. To the maximum extent permitted by law, no member of the Board or Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

         (d) Indemnification. To the maximum extent permitted by law and the Company's charter or by-laws, the members of the Board and Committee shall be indemnified by the Company in respect of all their activities under the Plan.

         (e) Effect of Committee's Decision. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee of the Company, and their respective successors in interest.

4.       SHARES AVAILABLE FOR THE PLAN

         Subject to adjustments as provided in Section 13, the shares of stock that may be delivered or purchased with respect to Awards granted under the Plan, including with respect to Incentive Stock Options intended to qualify under Section 422 of the Code, shall not exceed an aggregate of 4,000,000 shares of Common Stock of the Company. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided below. No executive officer of the company shall receive Awards within any 12-month period covering more than 4,000,000 shares of Common Stock. If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares without the delivery of shares of Common Stock or other consideration, the shares subject to such Award shall thereafter be shares with respect to which further Awards may be granted under the Plan.

         In the event that the Committee shall determine that any reclassification, recapitalization, stock split, dividend or other distribution (whether in the form of cash, stock or other property), combination, merger, consolidation, spin-off, share exchange, repurchase or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan shall be adjusted to reflect such event, and the Committee shall make such adjustments as it deems appropriate and equitable in the number, kind and price of shares covered by outstanding Awards previously granted under the Plan, and in any other matters which relate to Awards and which are affected by the changes in the Common Stock referred to above; provided, however, that with respect to Incentive Stock Options, such adjustment shall be made in accordance with
Section 424(h) of the Code.

         The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the preceding paragraph of this Section 4) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

5.       PARTICIPATION

         Participation in the Plan shall be open to all employees, directors, officers and consultants of the Company, or of any Affiliate of the Company, as may be selected by the Committee from time to time. Notwithstanding the foregoing, participation in the Plan with respect to grants of Incentive Stock Options shall be limited to employees of the Company or of any Parent or Subsidiary of the Company.

         Awards may be granted to such eligible persons and for such number of shares of Common Stock as the Committee shall determine, subject to the limitations in Section 4. A grant of any type of Award made in any one year to an eligible person shall neither guarantee nor preclude a further grant of that or any other type of Award to such person in that year or subsequent years.

6.       STOCK OPTIONS

         Subject to the other applicable provisions of the Plan, the Committee may from time to time grant to eligible participants Awards of Incentive Stock Options or Non-Qualified Stock Options. In addition to such terms and conditions as may not inconsistent with the terms of the Plan and shall be set forth in the applicable Award Agreement, Options shall be subject to the following terms and conditions.

         (a) Grant of Option. The grant of an Option shall be evidenced by a Award Agreement, executed by the Company and the Grantee, stating the number of shares of Common Stock subject to the Option evidenced thereby and the terms and conditions of such Option, in such form as the Committee may from time to time determine.

         (b) Price. The price per share payable upon the exercise of each Option ("exercise price") shall be determined by the Committee in its discretion; provided, however, that in the case of Incentive Stock Options, the exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date.

         (c) Term and Exercisability. Unless otherwise determined by the Committee at the time of grant, the term of each Option shall be no longer than 10 years from the Grant Date; provided, however, that in the case of Incentive Stock Options, the term of such option shall not exceed 10 years from the Grant Date. Unless earlier terminated pursuant to the provisions of the Plan or the Award Agreement, each Option shall become vested in accordance with the vesting schedule specified in the Award Agreement, which vesting schedule shall be determined by the Committee in its discretion.

         (d) Payment. Options may be exercised in whole or in part by payment of the exercise price of the shares to be acquired in accordance with the provisions of the Award Agreement, or such rules and regulations as the Committee may have prescribed, or such determinations, orders, or decisions as the Committee may have made. Payment may be made by one or a combination of the following methods: (i) in cash (or cash equivalents acceptable to the Committee); (ii) the surrender of previously acquired shares of Common Stock having a Fair Market Value less than or equal to the aggregate exercise price, which shares shall have been held by the Grantee for at least six months prior to the date of such surrender; (iii) if so determined by the Committee as of the Grant Date and set forth in the applicable

Award Agreement, authorization for the Company to withhold a number of shares otherwise payable pursuant to the exercise of an Option having a Fair Market Value less than or equal to the aggregate exercise price; or (iv) by delivery of a properly executed exercise notice, together with irrevocable instructions: (1) to a brokerage firm designated by the Grantee and approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the exercise price and any withholding tax obligations that may arise in connection with the exercise, and (2) to the Company to deliver the certificates for such purchased shares directly to such brokerage firm. The Committee may, in its sole discretion, authorize the Company to make or guarantee loans to Grantees to assist Grantees in exercising Options.

         (e) Exercise of Options Following Termination of Employment or Service Relationship. Subject to Section 6(f) (with respect to Incentive Stock Options) and unless otherwise determined by the Committee in its discretion, Options shall be subject to the following conditions with respect to their post-termination exercisability.

             (i) Following Termination of Employment or Service Relationship for Reasons Other Than Death, Disability or Retirement. Unless otherwise determined by the Committee in its sole discretion, the vested portion of any then outstanding Option held by such Grantee shall remain exercisable for 90 days after the date the Grantee is no longer employed by, nor in a service relationship with, the Company and its affiliates for any reason other than the Grantee's death, Disability, or Retirement, following which period the Option shall terminate. Notwithstanding the foregoing, a Grantee's Options shall terminate in their entirety, whether or not vested, upon termination of the employment or service relationship of the Grantee by the Company or an affiliate for Cause.

             (ii) Following Grantee's Death. Unless otherwise determined by the Committee in its sole discretion, following a Grantee's death such Grantee's executor, personal representative, or the person to whom an Option shall have been transferred by will or the laws of descent and distribution, as the case may be, may exercise the vested portion of any then outstanding Option transferred to such individual for one year; provided, that the Committee may, in its sole discretion, provide that an Option granted to a non-employee director may remain exercisable following such director's death for up to three years if so determined by the Committee as of the Grant Date and set forth in the applicable Award Agreement.

             (iii) Following Termination of Employment or Service Relationship by Reason of Disability or Retirement. Unless otherwise determined by the Committee in its sole discretion, in the event that a Grantee ceases, by reason of Disability or Retirement, to be an employee of or in a service relationship with the Company or an Affiliate, the vested portion of an outstanding Option then held by such Grantee may be exercised in whole or in part at any time within one year after the date of Disability or Retirement, as the case may be, following which period the Option shall terminate.

             (iv) Notwithstanding anything to the contrary in the Plan, no Option shall remain exercisable beyond the original term of such Option, as stated in the Award Agreement evidencing such Option.

         (f) Restrictions on Incentive Stock Options. Incentive Stock Options granted under the Plan shall comply in all respects with Section 422 of the Code and, as such, shall meet the following additional requirements:

             (i) Designation. No Option shall be an Incentive Stock Option unless so designated by the Committee at the time of grant in the Award Agreement.

             (ii) Exercise Price and Term. The exercise price per share of an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date, and the term of such Option shall not exceed ten years; provided, however, that the exercise price of any Incentive Stock Option granted to a Ten Percent Stockholder shall be not less than 110% of the Fair Market Value of the Common Stock on the Grant Date, and the term of such Option shall not exceed five years.

             (iii) Limitation on Shares. The aggregate Fair Market Value (determined as of the Grant Date) of shares of Common Stock with respect to which any Incentive Stock Options first become exercisable by a Grantee in any calendar year under this or any other plan of the Company and its Parent and Subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under
                     Section 422 of the Code. To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Options shall be treated as Non-Qualified Stock Options. In such case, the Company may designate the shares of Common Stock that are to be treated as stock acquired pursuant to the exercise of an Incentive Stock Option by issuing a separate certificate for such shares and identifying the certificate as Incentive Stock Option shares in the stock transfer records of the Company.

             (iv) Grantee. Incentive Stock Options shall only be issued to employees of the Company, or of a Parent or Subsidiary of the Company.

             (v) Tandem Awards Prohibited. An Incentive Stock Option may not be granted in tandem with any other Award in such a manner that the exercise of one affects a Grantee's right under the other.

             (vi)    Post-Termination Exercisability.

                     (1) In the event that the employment of a Grantee with the Company and its Affiliates is terminated for Cause, all outstanding Incentive Stock Options held by such Grantee, whether or not vested, shall be immediately forfeited and cancelled as of the effective date of such termination.

                     (2) In the event that the employment of a Grantee with the Company and its Affiliates is terminated due to such Grantee's Disability, all outstanding Incentive Stock Options held by such Grantee (or such Grantee's beneficiary, if applicable) may be exercised, to the extent exercisable at the effective date of such termination, for a period not to exceed one year following the effective date of such termination.

                           (3) In the event that the employment of a Grantee is terminated for any other reason, all outstanding Incentive Stock Options held by such Grantee may be exercised, to the extent exercisable at the effective date of such termination, for a period not to exceed three months following the effective date of such termination.

         (g) Outside Director Program. Outside Directors shall be entitled to grants of Options under the terms and conditions set forth in this Section 6(g) and otherwise in accordance with the terms and conditions of the Plan.

             (i)     Identification of Options. Each Option granted under this
                     Section 6(g) shall be designated a Non-Qualified Stock Option in the Award Agreement evidencing such Option.

             (ii) Grant Upon Election or Appointment. At the time of the initial election or appointment of an Outside Director to the Board, such Outside Director shall be granted, without further action on the part of the Board or the Committee, an Option to purchase 15,000 shares of Common Stock.

             (iii) Annual Grants. Immediately following each annual meeting of the Company's stockholders, each Outside Director then serving shall be granted, without further action on the part of the Board or the Committee, an Option to purchase 5,000 shares of Common Stock.

             (iv) Exercise Price. Each Agreement with respect to an Option granted under this Section 6(g) shall set forth the exercise price per share of Common Stock payable by the Grantee to the Company upon exercise of the Option. The exercise price per share of Common Stock shall be the Fair Market Value of a share of Common Stock on the date the Option is granted.

             (v)     Term and Exercise of Options.

                     (1) Each Option granted under this Section 6(g) shall have a term of ten years.

                     (2) Each Option granted under this Section 6(g) shall become exercisable in full on the second anniversary of the date such Option was granted, provided that the Grantee is serving as an Outside Director as of such vesting date.

                     (3) Each Option granted under this Section 6(g) may be exercised, in whole or in part, with respect to whole shares of Common Stock, to the extent then exercisable.

                     (4) Each Option granted under this Section 6(g) shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary. Such notice shall be accompanied by the applicable Award Agreement, shall specify the number of whole shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Grantee or other person then having the right to exercise the Option. The methods of payment with respect to the exercise price of Options granted under this Section 6(g) shall be consistent with Section 6(d).

         (h) Exercise Prior to Vesting. The Committee may in its sole discretion provide at the time of grant of any Option that the Grantee may elect at any time during both (1) the term of such Option and (2) the period during which such Grantee is employed by or providing services to the Company or any of its Affiliates, that the Grantee may exercise all or any portion of such Option, including the unvested portion of such Option; provided, however, that

             (i) a partial exercise of such Option shall be deemed to cover first vested shares and then the earliest vesting installment of unvested shares;

             (ii) any shares so purchased from installments which have not vested as of the date of exercise shall be subject to a repurchase option in favor of the Company, the terms of which shall be set forth in the Award Agreement evidencing such Option;

             (iii) the Grantee shall enter into a form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

             (iv) if such Option is an Incentive Stock Option, then, the maximum vesting provisions of Section 6(f)(iii) shall continue to apply with respect to such shares.

         (i) Restrictions on Transfer. The Committee may in its sole discretion provide at the time of grant of any Option that, upon its exercise, the shares of Common Stock to be issued to the Grantee shall be subject to such restrictions on transfer as the Committee may determine are advisable.

7.       RESTRICTED STOCK

         (a) Issue Date and Vesting Date. At the time of the grant of an Award of Restricted Stock, the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Issue Date and/or Vesting Date for each class. If the Grantee is employed by or providing services to the Company on an Issue Date (which may be the Grant Date), the specified number of shares of Restricted Stock shall be issued in accordance with the provisions of Section 7(e). Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 7(b) are satisfied, and except as provided in Section 7(g), upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 7(c) shall lapse.

         (b) Conditions to Vesting. At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate.

         (c) Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, no transfer of a Grantee's rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be forfeited by the Grantee.


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


         (d) Dividends on Restricted Stock. The Committee in its discretion may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares have lapsed.

         (e) Issuance of Certificates.

             (i) Reasonably promptly after the Issue Date with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of the Grantee to whom such shares were granted, evidencing such shares; provided, that the Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

                     THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE 2001 STOCK INCENTIVE PLAN OF LENDINGTREE, INC. AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND THE COMPANY. A COPY OF THE PLAN AND AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY, 11115 RUSHMORE DRIVE, CHARLOTTE, NC 28277.

                     Such legend shall not be removed until such shares vest pursuant to the terms hereof.

             (ii) Each certificate issued pursuant to this Section 7(e), together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held by the Company unless the Committee determines otherwise.

         (f) Consequences of Vesting. Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 7(c) shall lapse with respect to such share. Reasonably promptly after a share of Restricted Stock vests, the Company shall cause to be delivered to the Grantee to whom such shares were granted, a certificate evidencing such share, free of the legend set forth in Section 7(e).

         (g) Effect of Termination of Employment. Subject to such other provision as the Committee may set forth in the applicable Agreement, and to the Committee's amendment authority pursuant to Section 14, upon the termination of a Grantee's employment for any reason, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Grantee and transferred to, and reacquired by, the Company. In the event of a forfeiture of shares pursuant to this Section 7(g), the Company shall repay to the Grantee (or the Grantee's estate) any amount paid by the Grantee for such shares. In the event that the Company requires a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

         (h) Special Provisions Regarding Restricted Stock. Notwithstanding anything to the contrary contained herein, Restricted Stock granted pursuant to this Section 7 may be based on the attainment of Performance Goals. Such shares of Restricted Stock shall be released from restrictions only after the attainment of such Performance Goals has been certified by the Committee.


8.       PHANTOM STOCK

         (a) Vesting Date. At the time of the grant of shares of Phantom Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Phantom Stock imposed pursuant to Section 8(c) are satisfied, and except as provided in Section 8(d), upon the occurrence of the Vesting Date with respect to a share of Phantom Stock, such share shall vest.

         (b) Benefit Upon Vesting. Upon the vesting of a share of Phantom Stock, the Grantee shall be entitled to receive, within 30 days of the date on which such share vests, an amount, in cash and/or shares of Common Stock, as determined by the Committee, equal to the sum of (i) the Fair Market Value of a share of Common Stock on the date on which such share of Phantom Stock vests and
(ii) the aggregate amount of cash dividends paid with respect to a share of Common Stock during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which such share vests.

         (c) Conditions to Vesting. At the time of the grant of shares of Phantom Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate.

         (d) Effect of Termination of Employment. Subject to such other provision as the Committee may set forth in the applicable Agreement, and to the Committee's amendment authority pursuant to Section 14, shares of Phantom Stock that have not vested, together with any dividends credited on such shares, shall be forfeited upon the Grantee's termination of employment for any reason.

         (e) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, the vesting of Phantom Stock granted pursuant to this Section 8 may be based on the attainment by the Company of one or more Performance Goals. No payment in respect of any such Phantom Stock award will be paid until the attainment of the respective Performance Goals have been certified by the Committee.

9.       STOCK BONUSES

         In the event that the Committee grants a Stock Bonus, a certificate for the shares of Common Stock comprising such Stock Bonus shall be issued in the name of the Grantee to whom such Award was granted and delivered to such Grantee as soon as practicable after the date on which such Stock Bonus is payable.

10.      OTHER STOCK-BASED AWARDS

         Other forms of Awards ("Other Stock-Based Awards") valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards and all other conditions of such Other Stock-Based Awards.

11.      WITHHOLDING OF TAXES

         The Company may require, as a condition to the exercise of any Option under the Plan or the delivery of certificates for shares issued or payments of cash to a Grantee pursuant to the Plan or an Award Agreement (hereinafter collectively referred to as a "taxable event"), that the Grantee pay to the

Company in cash any federal, state or local taxes of any kind required by law to be withheld with respect to any taxable event under the Plan. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any taxable event under the Plan, or to retain or sell without notice a sufficient number of the shares to be issued to such Grantee to cover any such taxes. If shares of Common Stock are to be withheld by the Company from shares of Common Stock otherwise to be issued upon the exercise of an Option or in satisfaction or settlement of any Award, for purposes of satisfying withholding tax obligations, the number of shares to be so withheld shall be calculated using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the taxable event then applicable to such Award. The Committee may, in its sole discretion, authorize the Company to make or guarantee loans to Grantees to assist Grantees in satisfying such withholding obligation.

12.      TRANSFERABILITY

         Except as otherwise determined by the Committee, and in any event in the case of an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Committee in accord with the provisions of the immediately preceding sentence, an Option may be exercised during the lifetime of the Grantee, only by the Grantee or, during the period the Grantee is under a legal disability, by the Grantee's guardian or legal representative.

13.      CHANGE IN CONTROL

         In the event of a Change in Control, 50% of the time-vesting portion of any outstanding Award (i.e., that portion of an Award that vests or becomes exercisable only through the passage of time and is not subject to any Performance Goal) that is not then vested and/or exercisable shall become immediately vested and/or exercisable. In addition to the acceleration provided for in the immediately preceding sentence, the Committee may, in its sole discretion, provide that all or any part of the remaining portion of an outstanding Award that is not then vested and/or exercisable shall become immediately vested and/or exercisable.

14.      TERMINATION AND MODIFICATION OF THE PLAN

         The Board, without further approval of the stockholders, may modify or terminate the Plan or any portion thereof at any time, except that no modification shall become effective without prior approval of the stockholders of the Company if stockholder approval is necessary to comply with any tax or regulatory requirement or rule of any exchange or listing or quotation system established by the National Association of Securities Dealers, Inc. ("NASDAQ System") upon which the Common Stock is listed or quoted; including for this purpose stockholder approval that is required to enable the Committee to grant Incentive Stock Options pursuant to the Plan or to qualify compensation paid under the plan as "performance based compensation" within the meaning of Section 162(m) of the Code.

         The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws. The Committee may amend or modify any outstanding Award in any manner to the extent that the Committee would have had the authority to make such Award as so modified or amended.

15.      NON-GUARANTEE OF EMPLOYMENT OR SERVICE

         Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an employee, director, or consultant to continue in the employ or service of the Company or shall interfere in any way with the right of the Company to terminate an employee or sever any service relationship of an individual at any time.

16.      TERMINATION OF EMPLOYMENT

         For purposes of maintaining a Grantee's continuous status as an employee and accrual of rights under any Award granted pursuant to the Plan, transfer of an employee among the Company and the Company's affiliates shall not be considered a termination of employment with the employer.

17.      WRITTEN AGREEMENT

         Each Award Agreement entered into between the Company and a Grantee with respect to an Award granted under the Plan shall incorporate the terms of this Plan and shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee.

18.      NON-UNIFORM DETERMINATIONS

         The Committee's determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

19.      APPLICATION OF FUNDS

         The proceeds received by the Company from the sale of Common Stock pursuant to Awards granted under the Plan will be used for general corporate purposes.

20.      LISTING AND REGISTRATION

         If the Company determines that the listing, registration or qualification upon any securities exchange or upon any NASDAQ System or under any law, of shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no such Award may be exercised in whole or in part, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Company.

21.      COMPLIANCE WITH SECURITIES LAW

         Common Stock shall not be issued with respect to an Award granted under the Plan unless the issuance and delivery of share certificates for such Common Stock pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any national securities exchange or NASDAQ System upon which the Common Stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance to the extent such approval is sought by the Committee. All certificates for Common Stock delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or NASDAQ System upon which such securities are then listed or quoted, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

22.      NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS

         Nothing contained in the Plan shall prevent the Company or its Parent or any of its Subsidiaries from adopting or continuing in effect other compensation arrangements (whether such arrangements be generally applicable or applicable only in specific cases) as the Committee in its discretion determines desirable, including without limitation the granting of stock-based incentive awards otherwise than under the Plan.

23.      NO TRUST OR FUND CREATED

         Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Grantee or any other person. To the extent that any Grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

24.      GOVERNING LAW

         The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Board or Committee relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of North Carolina, without regard to its conflict of laws rules and principles.

25.      PLAN SUBJECT TO CHARTER AND BY-LAWS

         This Plan is subject to the Charter and By-Laws of the Company, as they may be amended from time to time.

26.      EFFECTIVE DATE; TERMINATION DATE

         The Plan, as amended and restated, is effective as of the date on which the Plan is approved by the Board, or such other date as the Board may specify as the effective date, subject to approval of the stockholders within twelve months before or after such date. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

                                                                      APPENDIX B

                      CHARTER OF THE AUDIT COMMITTEE OF THE
                     BOARD OF DIRECTORS OF LENDINGTREE, INC.

              ----------------------------------------------------

I.       AUTHORITY

         The Audit Committee (the "Committee") of the board of directors (the "Board") of LendingTree, Inc. (the "Corporation") is established pursuant to
Article III, Section 11 of the Corporation's Amended and Restated Bylaws and
Section 141(c) of the Delaware General Corporation Law. The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. Consistent with the appointment of other Board committees, the members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or at such other time as may be determined by the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. The presence in person or by telephone of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

II.      PURPOSE OF THE COMMITTEE

         The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries.

         The Committee shall oversee the audit efforts of the Corporation's independent accountants and internal auditors and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation's auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants, the internal auditors and the financial and senior management of the Corporation.

III.     COMPOSITION OF THE COMMITTEE

         A. Each member of the Committee shall be an "independent" director within the meaning of the NASDAQ rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. Notwithstanding the foregoing, as permitted by the rules of the NASDAQ, under exceptional and limited circumstances, one director who does not meet certain of the criteria for "independence" may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation discloses in the annual proxy statement the nature of such person's relationship and the reasons for the Board's determination. All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. "Financial literacy" shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. At least one member of the Committee shall have accounting or related financial management expertise, as such qualification may be determined in the business judgment of the Board. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

         B. Upon any changes in the composition of the Committee and otherwise approximately once each year, the Committee shall ensure that the Corporation provides the NASDAQ with written confirmation regarding:

             (1) Any determination that the Board has made regarding the independence of the Committee members;

             (2)     The financial literacy of the Committee members;

             (3) The determination that at least one of the Committee members has accounting or related financial management expertise; and

             (4) The annual review and reassessment of the adequacy of the Committee's charter.

IV.      MEETINGS OF THE COMMITTEE

         The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management and the Corporation's independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately. In addition, the Committee (or the Chairman) should meet or confer with the independent accountants and management quarterly to review the Corporation's periodic financial statements prior to their filing with the Securities and Exchange Commission ("SEC"). The Chairman should work with the Chief Financial Officer and management to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee's activities and provide copies of such minutes to the Board.

V.       DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

         In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee should review and reassess annually the adequacy of the Committee's charter. The charter must specify: (1) the scope of the Committee's responsibilities and how it carries out those responsibilities, (2) the ultimate accountability of the Corporation's independent auditors to the Board and the Committee, (3) the responsibility of the Committee and the Board for the selection, evaluation and replacement of the Corporation's independent auditors, and (4) that the Committee is responsible for ensuring that the Corporation's independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation and that the Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action to ensure the independence of the independent auditors.

         While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

SELECTION AND EVALUATION OF AUDITORS

         A. Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

         B. Review and approve the Corporation's independent auditors' annual engagement letter, including the proposed fees contained therein;

         C. Review the performance of the Corporation's independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

         D. Oversee the independence of the Corporation's independent auditors by, among other things:

                  (1) requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation; and

                  (2) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors' independence; and


         E. Instruct the Corporation's independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection (subject to shareholder approval if determined by the Board), evaluation and termination of the Corporation's independent auditors.


OVERSIGHT OF ANNUAL AUDIT AND QUARTERLY REVIEWS

         A. Review and accept, if appropriate, the annual audit plan of the Corporation's independent auditors, including the scope of audit activities, and monitor such plan's progress and results during the year;

         B. Confirm through private discussions with the Corporation's independent auditors and the Corporation's management that no management restrictions are being placed on the scope of the independent auditors' work;

         C. Review the results of the year-end audit of the Corporation, including (as applicable):

                  (1) the audit report, the published financial statements, the management representation letter, the "Memorandum Regarding Accounting Procedures and Internal Control" or similar memorandum prepared by the Corporation's independent auditors, any other pertinent reports and management's responses concerning such memorandum;

                  (2) the qualitative judgments of the independent auditors about the appropriateness, not just the acceptability, of accounting principle and financial disclosure practices used or proposed to be adopted by the Corporation and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates;

                  (3) the methods used to account for significant unusual transactions;

                  (4) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

                  (5) management's process for formulating sensitive accounting estimates and the reasonableness of these estimates;

                  (6) significant recorded and unrecorded audit adjustments; any material accounting issues among management, the Corporation's internal auditing department and the independent auditors; and

                  (7) other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent auditors;

         D. Review with management and the Corporation's independent auditors such accounting policies (and changes therein) of the Corporation, including any financial reporting issues which could have a material impact on the Corporation's financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body; and

         E. Confirm that the Corporation's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation's independent auditors.

OVERSIGHT OF FINANCIAL REPORTING PROCESS AND INTERNAL CONTROLS

         A. Review the adequacy and effectiveness of the Corporation's accounting and internal control policies and procedures through inquiry and discussions with the Corporation's independent auditors and management of the Corporation;

         B. Review with management the Corporation's administrative, operational and accounting internal controls, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

         C. Review with management and the independent auditors any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control;

         D. Receive periodic reports from the Corporation's independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation;

         E. Review with management the financial results, variances and other deviations from plan and/or changes in financial ratios on a quarterly basis; and

         F. Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation's independent auditors and management.

OTHER MATTERS

         A. Meet annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

         B. Prepare a report to be included in each annual proxy statement (or, if not previously provided during the fiscal year, any other proxy statement or consent statement relating to the election of directors) of the Corporation commencing after December 15, 2000 which states, among other things, whether:

                  (1) the Committee has reviewed and discussed with management the audited financial statements to be included in the Corporation's Annual Report on Form 10-K;

                  (2) the Committee has discussed with the Corporation's independent auditors the matters that the auditors are required to discuss with the Committee by Statements on Auditing Standard No. 61, (as it may be modified or supplemented);

                  (3) the Committee has received the written disclosures and the letter from the Corporation's independent auditors required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with the independent auditors their independence; and

                  (4) based on the review and discussions described in subsections (i), (ii) and (iii) above, the Committee has recommended to the Board that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the SEC;

         C. Review the Corporation's policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers' expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation's independent auditors;

         D. Meet with management of the human resources and legal departments of the Corporation to review the Corporation's program to monitor compliance with the Corporation's Code of Conduct, and meet periodically with the Corporation's Compliance Officer to discuss compliance with the Code of Conduct;

         E. Obtain from the independent auditors any information pursuant to Section 10A of the Securities Exchange Act of 1934;

         F. Engage internal or external auditors to assess and test the effectiveness of the Company's internal controls, compliance with policies and other matters, as considered necessary;

         G. Oversee and promote the effective operation of audit and compliance functions that may be considered necessary;

         H. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose; and

         I. Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

WITH RESPECT TO THE DUTIES AND RESPONSIBILITIES LISTED ABOVE, THE COMMITTEE
SHOULD:

         A. Report regularly to the Board on its activities, as appropriate;

         B. Exercise reasonable diligence in gathering and considering all material information;

         C. Understand and weigh alternative courses of conduct that may be available;

         D. Focus on weighing the benefit versus harm to the Corporation and its shareholders when considering alternative recommendations or courses of action;

         E. If the Committee deems it appropriate, secure independent expert advice and understand the expert's findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

         F. Provide management, the Corporation's independent auditors and internal auditors with appropriate opportunities to meet privately with the Committee.

                                      * * *

         While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations and its Code of Conduct.

                                LENDINGTREE, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                    PROMPTLY USING THE ENCLOSED ENVELOPE TO:

                                LENDINGTREE, INC.
                          C/O FIRST UNION NATIONAL BANK
                                PROXY TABULATION
                                 P.O. BOX 217950
                            CHARLOTTE, NC 28254-3555


                              FOLD AND DETACH HERE

                                LENDINGTREE, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 24, 2001

       The undersigned hereby appoints DOUGLAS R. LEBDA and KEITH B. HALL, and each or either of them proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the common stock of the undersigned in LendingTree, Inc. at the Annual Meeting of Stockholders to be held May 24, 2001, and at any adjournment thereof.

       This proxy will be voted FOR the election of all nominees as directors, FOR Item 2 and FOR Item 3 unless otherwise specified. The Board of Directors recommends voting FOR each item.

1.     ELECTION OF DIRECTORS:  Nominees are Richard D. Field and
                               W. James Tozer, Jr.

       [ ]  FOR all listed nominees (except do      [ ]   WITHHOLD
            not vote for the nominee(s) whose             AUTHORITY
            names I have written below)                   to vote for the listed
                                                          nominees


2.     APPROVAL OF THE 2001 STOCK INCENTIVE PLAN.

       [ ]   FOR             [ ]   AGAINST          [ ]   ABSTAIN

3. APPROVAL OF THE CONVERSION TERMS AND GENERAL VOTING RIGHTS OF OUR 8% CONVERTIBLE PREFERRED STOCK AND THE ISSUANCE OF SHARES OF OUR COMMON STOCK UPON CONVERSION THEREOF.

       [ ]   FOR             [ ]   AGAINST          [ ]   ABSTAIN



                   (Continued and to be signed on the reverse)

                                LENDINGTREE, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BAORD OF DIRECTORS

                PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                    PROMPTLY USING THE ENCLOSED ENVELOPE TO:

                                LENDINGTREE, INC.
                          C/O FIRST UNION NATIONAL BANK
                                PROXY TABULATION
                                 P.O. BOX 217950
                            CHARLOTTE, NC 28254-3555


                              FOLD AND DETACH HERE


       IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

       Receipt of the notice of annual meeting and accompanying proxy statement is hereby acknowledged. This proxy will be voted as specified herein, and, unless otherwise directed, will be voted FOR the election of all nominees, FOR
Item 2 and FOR Item 3.

       Please date, sign exactly as printed below and return promptly in the enclosed postage-paid envelope.

                                                Dated:                   , 2001.
                                                      ------------------

                                                -------------------------------

                                                -------------------------------

                                                (When signing as attorney,
                                                executor, administrator,
                                                trustee, guardian, etc., give
                                                title as such. If a joint
                                                account, each joint owner should
                                                sign personally.)